EXHIBIT 10.7

     ACQUISITION LOAN AGREEMENT (this "Agreement"), dated as of July 29, 2004, among INFOCROSSING, INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders") and CapitalSource Finance LLC, a Delaware limited liability company, as agent for the Lenders hereunder.

                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, Borrower has requested that Lenders make available to Borrower a non-revolving acquisition loan facility (the "Acquisition Facility") in an initial maximum principal amount of Twenty-Five Million Dollars ($25,000,000) (as reduced in accordance with the terms hereof), the proceeds of which shall be used by Borrower to finance certain Permitted Acquisitions (as hereinafter defined); and

     WHEREAS, Lenders are willing to make the Acquisition Facility available to Borrower upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency and adequacy of which hereby are acknowledged, and intending to be legally bound, Borrower, Agent and Lenders hereby agree as follows:

SECTION 1. DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Acquisition": any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of any Loan Party, or (c) a merger, amalgamation or consolidation or any other combination with another Person.

     "Acquisition Advance": a borrowing under the Acquisition Facility.

     "Acquisition Conversion Date": July 29, 2007.

     "Acquisition Cost": with respect to any Acquisition, the aggregate purchase price to be paid by Borrower or its Affiliates in connection with such Acquisition, including, without limitation (and without duplication), the present value of all payments under or in respect of non-competition, non-solicitation and similar agreements and arrangements and all payments in respect of any Indebtedness incurred or assumed in respect thereof (including, without limitation, Acquisition Advances), and the fair market value of any non-cash component of such purchase price.

     "Acquisition Documents": collectively, all agreements, documents and instruments, including, without limitation, purchase or merger agreements, bills of sale, assignments, escrow agreements and certificates, executed and/or delivered in connection with a Permitted Acquisition.

     "Acquisition Facility": as defined in the Recitals of this Agreement.

     "Acquisition Facility Cap": at any time of determination, $25,000,000, less the sum of (x) the aggregate principal amount of all Acquisition Advances that shall have been disbursed at or prior to such time of determination, plus, without duplication, (y) the aggregate principal amount of Acquisition Advances requested by Borrower under a Borrowing Certificate but not yet funded, plus, without duplication, (z) the Loan Interest Reserve then in effect and all loans disbursed by the Lenders under the Loan Interest Reserve and not repaid at or prior to such time of determination, as such cap is reduced from time to time in accordance with the terms of this Agreement.

     "Acquisition Term": the period commencing on the Closing Date and ending on the day immediately preceding the Acquisition Conversion Date.

     "Acquisition Term Loan": as defined in subsection 2.1(b).

     "Adjusted EBITDA": as of any determination date, without duplication:


          (a) Consolidated EBITDA of Borrower and its Subsidiaries for the period in question for which Agent has received financial statements, plus

          (b) with respect to each Target acquired by Borrower after the first day of the period in question, Pro Forma EBITDA for such Target allocable for each month occurring during the period commencing on such first day of the period in question and ending on the day such Target was acquired; minus

          (c) with respect to any disposition of Borrower's or any of its Subsidiaries' property consummated within the period in question, Consolidated EBITDA attributable to the Subsidiary, profit centers or other assets which is or are the subject of such disposition from the beginning of such period until the date of consummation of such disposition.

     "Affiliate": with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agent": CapitalSource Finance LLC, as agent for the Lenders under this Agreement and the other Loan Documents, together with its successors and assigns in such capacity.

     "Agreement": this Acquisition Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

     "Applicable Interest Rate": as of any date of determination, the greater from time to time of (i) 8.50% per annum and (ii) an interest rate per annum equal to 3.00% plus the Prime Rate in effect as of such date of determination.

     "Applicable Law": as to any Person (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or SEC recognized trading market, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Assignee": as defined in subsection 9.6(c).

     "Assignment and Acceptance": an assignment and acceptance entered into by a Lender and an Assignee (with the consent of any party whose consent is required by subsection 9.6), and accepted by the Agent, in the form of Exhibit B.

     "Borrower Deposit Account Control Agreements": the Deposit Account Control Agreements executed and delivered by the Borrower, Agent and the relevant financial institutions substantially in the form of Exhibit C or otherwise in a form acceptable to the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

     "Borrower Property": as defined in subsection 3.16.

     "Borrower Security Documents": the collective reference to the Borrower Deposit Account Control Agreements, the Security Agreements to which Borrower is a party and the Stock Pledge Agreements to which the Borrower is a party.

     "Borrowing Certificate": a Borrowing Certificate substantially in the form of Exhibit I hereto.

     "Borrowing Date": as defined in subsection 2.1(c).

     "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Chevy Chase, Maryland are authorized or required by law to close.

     "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are or should be capitalized under GAAP on a balance sheet of such Person; provided that, Capital Expenditures shall not include investments that constitute Permitted Acquisitions pursuant to subsection 6.9(h).

     "Capital Stock": (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person and any and all warrants or options to purchase any of the foregoing.

     "Cash Equivalents": (a) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) corporate notes issued by domestic corporations that are rated at least A by Standard and Poor's Rating Group ("S&P) or A by Moody's Investors Service, Inc. ("Moody's") with maturities of two years or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody's, (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (g) auction rate securities, including taxable municipals, taxable auction notes and money market preferreds; provided, that the availability of principal, credit quality and "reset period" are consistent with the foregoing clause (b), or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

     "Category 1 Permitted Acquisition": any Acquisition by Borrower of a Target to the extent that each of the following is satisfied:

          (a) no Acquisition Advance shall have been disbursed on or prior to the date on which such Acquisition is consummated and no Acquisition Advance shall have been requested in connection therewith;

          (b) no Default or Event of Default shall have occurred and be continuing under Section 7.1(a) or, solely with respect to the failure of any of the conditions precedent applicable to such Category 1 Permitted Acquisition set forth in this definition to have been satisfied, under
     Section 7.1(c), in each case at the time of the consummation thereof;

          (c) each of the conditions set forth in clauses (c) and (h) of the definition of "Permitted Acquisition Criteria" shall have been satisfied at or prior to the time of the consummation thereof; and

          (d) each of the conditions set forth in clauses (g), (k) and (n) of
     Section 4.2 shall have been satisfied at the time of the consummation thereof.

     "Category 2 Permitted Acquisition": any Acquisition by Borrower of a Target to the extent that each of the following is satisfied:

          (a) an Acquisition Advance shall have been disbursed on or prior to the date on which such Acquisition is consummated;

          (b) no Acquisition Advance shall have been requested in connection with such Acquisition;

          (c) no Default or Event of Default shall have occurred and be continuing at the time of, or otherwise would result or be created by, the consummation thereof;

          (d) the Acquisition Cost of such Acquisition, together with the Acquisition Cost of all Category 2 Permitted Acquisitions consummated on or before the date of the consummation of such Acquisition, shall not exceed $10,000,000;

          (e) each of the conditions set forth in the definition of "Permitted Acquisition Criteria" (other than the condition set forth in clause (i) of such definition) shall have been satisfied at or prior to the time of the consummation thereof; and

          (f) each of the conditions set forth in clauses (b), (d), (e), (f),
     (g), (h), (i), (k), (l) and (n) of Section 4.2 shall have been satisfied at the time of the consummation thereof.

     "Category 3 Permitted Acquisition": any Acquisition by Borrower of a Target to the extent that each of the following is satisfied:

          (a) any of the following shall be satisfied: (i) an Acquisition Advance shall have been requested in connection with such Acquisition; or
     (ii) the Acquisition Cost of such Acquisition shall exceed $10,000,000; or
     (iii) the Acquisition Cost of such Acquisition, together with the Acquisition Cost of all Category 2 Permitted Acquisitions and all Category 3 Permitted Acquisitions consummated on or before the date of the consummation of such Acquisition, shall exceed $10,000,000; or (iv) such Acquisition otherwise shall not constitute a Category 1 Permitted Acquisition or a Category 2 Permitted Acquisition;

          (b) no Default or Event of Default shall have occurred and be continuing a the time of, or otherwise would result or be created by, the consummation thereof;

          (c) each of the conditions set forth in the definition of "Permitted Acquisition Criteria" shall have been satisfied; and

          (d) each of the conditions set forth in Section 4.2 shall have been satisfied.

     "Change of Control": means the occurrence of any of the following events, whether in a single transaction or a series of related transactions, and any other similar events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Capital Stock of the Borrower; or (b) the Borrower consolidates with, or merges with or into, another Person or Persons or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Persons, or any Person or Persons consolidate with, or merge with or into the Borrower, in any such event pursuant to a transaction in which (i) the holders of the outstanding Voting Capital Stock of the Borrower immediately prior to such transaction hold less than 50% of the outstanding Voting Capital Stock of the surviving or transferee company or its direct or indirect parent company immediately after the transaction or (ii) immediately after such transaction any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Capital Stock of the surviving or transferee company or its direct or indirect parent company immediately after the transaction; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; (d) any transaction subject to Rule 13e-3 under the Exchange Act if following such Rule 13e-3 transaction such Person owns more than 50% of the total Voting Capital Stock of the Borrower; or (e) any "Change of Control" under the Convertible Notes Indenture Documents.

     "Claim": for purposes of the definition of "Environmental Claims" contained in subsection 3.16, as defined herein.

     "Closing Date": the date on which the conditions precedent set forth in
Section 4 shall have been satisfied. The execution and delivery of this Agreement by the Borrower shall be deemed a representation and warranty by such Person that such conditions precedent have been satisfied in all respects as of the date hereof and, based on such representation and warranty, the Closing Date shall be deemed to be the date hereof.

     "Code": the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

     "Collateral Assignment of Acquisition Agreement": a collateral assignment of Acquisition Documents whereby Borrower or a Subsidiary, as applicable, with the consent of the respective seller(s), collaterally assigns all of its rights, title and interest in, to and under the relevant Acquisition Documents to Agent, for the benefit of itself and Lenders, in form and substance satisfactory to Agent in its Permitted Discretion.

     "Commitments": collectively, (i) with respect to the Acquisition Facility, as to any Lender, the aggregate commitment of such Lender to make Acquisition Advances under the Acquisition Facility, as set forth on Schedule 2.1 (or the most recent Assignment and Acceptance to which such Lender is a party), and as to all Lenders, the aggregate commitment of all Lenders to make Acquisition Advances and (ii) the Interest Reserve Commitments.

     "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.

     "Common Stock": the common stock, par value $0.01 per share, of the Borrower.

     "Consolidated EBITDA": for any period, Consolidated Net Income of the Borrower and its Subsidiaries for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) consolidated income tax expense, (b) consolidated interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness,
(c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary non-cash charges agreed to by Agent in its reasonable discretion and (f) any other non-cash charges agreed to by Agent in its reasonable discretion, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) any extraordinary non-cash gains and
(b) any other non-cash items, all as determined on a consolidated basis in accordance with GAAP. For purposes of "Pro Forma EBITDA", all references to "Borrower and its Subsidiaries" in this definition shall be deemed to refer to the "Target."

     "Consolidated Fixed Charges": with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the aggregate of (i) regularly scheduled principal payments of all Funded Debt made or to be made by the Borrower and its Subsidiaries on a consolidated basis during such period and discount or premium relating to such Funded Debt for such period, whether expensed or capitalized, (ii) without duplication, all payments made by Borrower and its Subsidiaries with respect to the Strategix Earnout during such period,
(iii) Consolidated Interest Expense during such period, both expensed and capitalized, (iv) dividends and/or distributions paid in cash, and (v) cash paid for stock repurchases and/or redemptions in each case determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense": of any Person for any period, total cash interest expense (including that attributable to Financing Leases) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing and net costs of such Person under hedge agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

     "Consolidated Net Debt": as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis, less (c) unencumbered excess cash on hand and Cash Equivalents of Borrower and the Subsidiaries (which shall be on deposit in a deposit account subject to a Deposit Account Control Agreement or, in the case of Cash Equivalents, otherwise subject to a perfected, first-priority Lien in favor of Agent, for the benefit of Agent and Lenders) reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP and not earmarked for a specific use; provided, that (i) for purposes of clause (b) above, the term "Indebtedness" shall not include contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter or guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness and (ii) for purposes of clause (c) above, the first $5,000,000 of unencumbered excess cash on hand (or Cash Equivalents) of Borrower and the Subsidiaries reflected on any such balance sheet shall not be so deducted from Indebtedness.

     "Consolidated Net Income": for any period, the net income or loss of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than a Loan Party) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an equity interest, except to the extent of the amount of dividends or other cash distributions actually paid to the Borrower or any of the Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person's assets are acquired by the Borrower or any Subsidiary, including, without limitation, pursuant to a Permitted Acquisition.

     "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Convertible Notes": those certain 4.00% Convertible Senior Notes due 2024 in the aggregate principal amount of up to $72,000,000 issued by the Borrower pursuant to the Convertible Notes Indenture, including all notes issued in exchange therefor or substitution thereof.

     "Convertible Notes Indebtedness": the unsecured Indebtedness of the Borrower that is incurred pursuant to the Convertible Notes Issuance.

     "Convertible Notes Indenture": that certain Indenture dated as of June 30, 2004 between Wells Fargo, National Association, as Trustee, and the Borrower, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof.

     "Convertible Notes Indenture Documents": collectively, the Convertible Notes Indenture, the Convertible Notes and all related agreements, documents and instruments evidencing or otherwise relating to the Convertible Notes Indebtedness.

     "Convertible Notes Issuance": the offering by the Borrower of up to an aggregate of $72,000,000 in principal amount of Convertible Notes Indebtedness upon the terms and conditions set forth in that certain Offering Memorandum of the Borrower dated as of June 24, 2004.

     "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Deposit Account Control Agreements": the collective reference to the Borrower Deposit Account Control Agreements and the Subsidiaries Deposit Account Control Agreements.

     "Dollars" and "$": dollars in lawful currency of the United States of America.

     "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

     "Eligible Assignee": any of: (a) any Lender and any Affiliate of any Lender; (b) any commercial bank, savings and loan association or savings bank, or any other legal entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) that extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender; and (c) any Related Fund.

     "Environmental Claims": as defined in subsection 3.16.

     "Environmental Laws": as defined in subsection 3.16.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Exchange Act": Securities Exchange Act of 1934, as amended.

     "Federal Funds Rate": for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the United Stated Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

     "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

     "First Amendment": that certain First Amendment to Amended and Restated Term Loan Agreement dated as of June 30, 2004 among the Borrower, its Subsidiaries, the Agent and the Lenders.

     "Foreign Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction outside the United States of America.

     "Funded Debt": means, with respect to the Borrower and its Subsidiaries as of the date of determination thereof, all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis outstanding at such time (including the current portion thereof and amounts outstanding in the final year of any Funded
Debt) which matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date of calculation which is renewable or extendable at the option of the obligor to a date more than one year from such date and including in any event the Loans.

     "GAAP": generally accepted accounting principles in the United States of America, consistently applied, which are in effect on the date of this Agreement; provided, that, if any changes in GAAP are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in this Agreement, the Borrower may request that the parties hereto enter into negotiations in order to amend such provisions so as to equitably reflect such changes; provided, however, that no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Required Lenders and the Borrower, to so reflect such change in GAAP.

     "Governmental Authority": (i) any foreign, Federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or SEC recognized trading market on which securities issued by the Borrower or any of the Subsidiaries are listed or quoted.

     "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore,
(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "Guarantor": any Person party to a Security Agreement other than the Borrower and the Agent.

     "Hazardous Materials": as defined in subsection 3.16.

     "Indebtedness": with respect to the Borrower or any specified Person, all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Borrower (or other specified Person) as liabilities, but in any event including (without duplication):

          (a) all indebtedness of such Person for borrowed money,

          (b) for the deferred purchase price of assets, securities, property or services, including related non-competition, consulting and stock repurchase obligations (other than current trade liabilities incurred in the ordinary course of business),

          (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument,

          (d) all obligations of such Person upon which interest charges are customarily paid,

          (e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

          (f) all obligations of such Person under Financing Leases or synthetic leases or other similar off-balance sheet leases,

          (g) all obligations of such Person in respect of bankers' acceptances, letters of credit, hedging arrangements or similar facilities,

          (h) all liabilities secured by any Lien on any property owned or acquired by such Person even though such Person has not assumed or otherwise become liable for the payment thereof,

          (i) obligations that are immediately and directly due and payable out of the proceeds of or production from property,

          (j) mandatory redemption or cash dividend rights on Capital Stock (or other equity securities), or

          (k) all Guarantee Obligations in respect of the Indebtedness of others.

     "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent": pertaining to a condition of Insolvency.

     "Intellectual Property": domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, uniform resource locators, Internet domain names, trade secrets and other confidential and proprietary information.

     "Interest Advances": as defined in subsection 2.1(d).

     "Interest Payment Date": as defined in subsection 2.4.

     "Interest Reserve Commitment": with respect to each Lender, the Interest Reserve Commitment of such Lender set forth on Schedule 2.1 (which in all cases, with respect to all Lenders, shall be on a pro rata and constant, and not a varying, percentage as the respective Commitments of the Lenders described in clause (i) of the definition of "Commitments").

     "Leverage Ratio": on any date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Net Debt as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

     "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

     "Liquidity Event": any sale, disposition or other transfer of at least fifty percent (50%) of the consolidated assets of Borrower, in a single transaction or a series of related transactions, outside the ordinary course of business and otherwise not constituting a Prepayment Event of the type described in clauses (B) or (C) of the definition of "Prepayment Event."

     "Loan": individually (but without duplication), (A) (i) from and after the Closing Date through the date immediately preceding the Acquisition Conversion Date, any Acquisition Advance and (ii) from and after the Acquisition Conversion Date, the Acquisition Term Loan, and (B) each loan made under the Loan Interest Reserve, in each case, by any Lender pursuant to this Agreement, and such loans being referred to collectively as the "Loans."

     "Loan Documents": this Agreement, the Notes, the Security Documents and all other agreements, instruments and certificates contemplated hereby and thereby in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with subsection 9.1.

     "Loan Interest Reserve": as of any date, a reserve equal to the amount, if any, by which (a) the product of (x) 2.5% (two and one-half percent), multiplied by (y) $25,000,000 less the amount of repayments of the Loans pursuant to subsection 2.2(a)(i) as and when made, exceeds (b) all additional loans made by the Lenders under the Loan Interest Reserve pursuant to subsection 2.1(d) after the Closing Date.

     "Loan Obligations": (a) the due and punctual payment by the Borrower of (i) the principal of, and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Agent and the Lenders under the Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Loan Documents, and (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of the Guarantors under or pursuant to the Loan Documents.

     "Loan Parties": the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document and a Guarantor.

     "Material Adverse Effect": a material adverse effect on (a) the condition (financial or otherwise), business, properties, assets, liabilities, operations or results of operations of the Borrower and the Subsidiaries, taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

     "Maturity Date": March 15, 2009; provided, however, if no Acquisition Advance is made during the Acquisition Term, the Maturity Date shall be the Acquisition Conversion Date.

     "Multiemployer Plan": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "Net Proceeds": means, with respect to (a) any sale, transfer or other disposition of any property or asset of the Borrower or any Subsidiary, (b) any casualty or condemnation event or (c) any other event set forth in the definition of Prepayment Event, (i) the cash proceeds received in respect of such event, including (x) in the case of a casualty, insurance proceeds, and (y) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (ii) the sum of (x) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event and (y) the amount of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

     "Non-Excluded Taxes": as defined in subsection 2.8(a).

     "Note": any of the promissory notes executed pursuant to subsection 2.2(e).

     "Obligations": means the principal, interest, premium, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Participant": as defined in subsection 9.6(b).

     "Past Due Interest": as defined in subsection 2.1(d).

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "Permitted Acquisition": any Category 1 Permitted Acquisition, Category 2 Permitted Acquisition or Category 3 Permitted Acquisition.

     "Permitted Acquisition Criteria" shall mean, with respect to any Permitted Acquisition, the following criteria, the satisfaction of each of which shall be a condition precedent to the consummation of such Permitted Acquisition if and to the extent specifically delineated in the definition of "Category 1 Permitted Acquisition," "Category 2 Permitted Acquisition" or "Category 3 Permitted Acquisition," as determined by reference to the type of such Permitted
Acquisition:

          (a) Borrower shall have furnished to Agent and Lenders at least ten
     (10) Business Days (or such shorter period as Agent may agree) prior to the consummation of such Acquisition (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent or any Lender reasonably may request, including, without limitation, final drafts of the Acquisition Documents (including, without limitation, any related management, non-compete, employment, option or other similar agreements), and any schedules to such Acquisition Documents, (2) a description of the structure and material terms of such Acquisition, (3) any and all historical financial statements of the Target that have been provided to the Loan Parties, (4) a revised budget for the Loan Parties for the then current fiscal year, (5) pro forma financial statements and projections of Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition, and (6) copies of such other agreements, instruments and other documents as Agent shall request in its Permitted Discretion;

          (b) the Acquisition Documents shall provide that (1) neither any of the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller(s), or other obligation of the seller(s) (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property and otherwise permitted hereunder and except for Indebtedness that Agent and Required Lenders otherwise expressly consent to in writing after their review of the terms of the proposed Acquisition), and (2) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Liens permitted pursuant to subsection 6.3 (and if any such property is subject to any Lien not permitted by this paragraph (c), then concurrently with such Acquisition such Lien shall be released);

          (c) any Subsidiary to be acquired or formed as a result of, or in connection with, such Acquisition shall not be engaged in any business in which the Borrower and its Subsidiaries are not permitted to engage under the terms of this Agreement, and Borrower shall have complied with, and shall have caused any such Subsidiary to have complied with, the provisions of Section 5.10;

          (d) (i) such Acquisition shall be effected in such a manner so that the acquired equity interests or assets are owned by the Borrower or a wholly owned Domestic Subsidiary of Borrower and (ii) if such Acquisition is effected by merger, amalgamation or consolidation involving Borrower or such a Subsidiary, Borrower or such Subsidiary (which shall be a wholly owned Subsidiary) shall be the continuing or surviving Person;

          (e) such Acquisition is not hostile and has been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target and the Target shall be located and domiciled in or otherwise organized under the laws of the United States;

          (f) the Target has Pro Forma EBITDA, the calculation and determination of which shall be acceptable to Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero;

          (g) recalculations, which shall be certified by the chief financial officer of Borrower, are made by Borrower of compliance with the financial covenants set forth on Schedules 6.1(a), 6.1(b) and 6.1(c) on a pro forma basis, after giving effect to the consummation of such Acquisition and the incurrence of Indebtedness in connection therewith, for each year (or portion thereof) remaining following the proposed Borrowing Date relating to such Acquisition (on a quarter by quarter basis), and prior to the Maturity Date, and such recalculations shall show that all such covenants would have been complied with throughout the applicable calculation period on a pro forma basis;

          (h) the Target shall be engaged in substantially the same line of business, or a complementary, related or similar line of business, as Borrower and its Subsidiaries as of the Closing Date; and

          (i) Agent and Required Lenders shall have otherwise consented to such Acquisition in writing prior to the consummation thereof.

     "Permitted Discretion": a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

     "Permitted Equity Securities": capital stock of the Borrower that by its terms, or upon the happening of any event or otherwise, (i) is not convertible into or exchangeable for Indebtedness or any other securities that otherwise do not constitute "Permitted Equity Securities," (ii) (a) does not mature and (b) is not put-able or redeemable at the option of the holder thereof, in each case under clause (a) or (b) in whole or in part on or before the ninety-first (91st) day after the date on which the actual payment in full in cash of the Loan Obligations and the termination of this Agreement occurs, (iii) does not have required payments of cash dividends or other cash distributions on or before the ninety-first (91st) day after the date on which the actual payment in full in cash of the Loan Obligations and the termination of this Agreement occurs, and
(iv) is unsecured and by operation of law or by legally binding agreement is subordinated in right of repayment, liens, security and remedies to all of the Loan Obligations and to all of the Agent's and the Lenders' rights, Liens and remedies under the Loan Documents and applicable law.

     "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Prepayment Event": means (A) any sale, transfer or other disposition of any property or asset of the Borrower or any Subsidiary (including pursuant to a sale and leaseback transaction) (other than sales, transfers or other dispositions permitted under subsections 6.5(c), 6.5(d) and 6.5(e) hereof) or
(B) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary after the Closing Date or (C) the receipt by the Borrower or any Subsidiary of any unscheduled payment in excess of $1,000,000 during any fiscal year of the Borrower under any contract with any third Person including, without limitation, an amount on account of early termination of such contract; provided that such events shall not constitute "Prepayment Events" to the extent that (1) with respect to clause (B) above, the aggregate Net Proceeds from all such casualty events are less than $250,000 during any fiscal year of the Borrower or (2) with respect to clause (A) above, the aggregate Net Proceeds from the sale, transfer or other disposition of assets of the Borrower or any Subsidiary are less than $250,000 during any fiscal year of the Borrower.

     "Prime Rate": a fluctuating interest rate per annum equal at all times to the greater of (i) the rate of interest announced publicly from time to time by Bloomberg, L.P. as the prime rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Agent be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Agent, and (ii) the sum of the Federal Funds Rate in effect from time to time, plus one half of one percent (0.5%). Any change in the Prime Rate due to a change in such prime rate or the Federal Funds Rate shall be effective immediately on the effective date of such change in such prime rate or the Federal Funds Rate.

     "Pro Forma EBITDA": with respect to any Target, Consolidated EBITDA for such Target for the most recent twelve (12) month period for which financial statements (whether audited or unaudited) are available at the time of determination thereof, adjusted for any expense reductions, including excess owner compensation, if any, which reasonably and in good faith are expected to be realized, in each case calculated by Borrower, on a month by month basis, and approved by Agent and Lenders.

     "Pro Rata Share": as to any Lender, at any time, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the total Loans then outstanding at such time.

     "Register": as defined in subsection 9.6(d).

     "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     "Reinvestment Amount": with respect to any Reinvestment Event, the amount expended prior to the relevant Reinvestment Prepayment Date to acquire real property, equipment or other tangible assets used in or useful in the Borrower's business.

     "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to subsection 2.3(a) as a result of the delivery of a Reinvestment Notice.

     "Reinvestment Event": any Prepayment Event in respect of which the Borrower has delivered a Reinvestment Notice.

     "Reinvestment Notice": with respect to Net Proceeds from a Prepayment Event specified in paragraphs (A) or (B) of the definition of Prepayment Event, a written notice executed by a Responsible Officer stating (i) that no Default or Event of Default has occurred and is continuing, (ii) with respect to Net Proceeds from a Prepayment Event specified in paragraph (A) of the definition of Prepayment Event, the aggregate amount of Reinvestment Amounts expended by the Borrower with respect to Prepayment Events specified in paragraph (A) of the definition of Prepayment Event (directly or indirectly through a Subsidiary) during the term of this Agreement does not and will not exceed $5,000,000 (including the specified portion of the Net Proceeds the subject of such Reinvestment Notice) and specifying such aggregate amount of such Reinvestment Amounts to date and (iii) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Proceeds of any Prepayment Event to acquire real property, equipment or other tangible assets used in or useful in its business.

     "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less the Reinvestment Amount relating thereto.

     "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire real property, equipment or other tangible assets used in or useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

     "Related Fund": (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender and/or (b) any finance company, insurance company or other financial institution that temporarily warehouses loans or other debt obligations for any Lender or any Person described in clause (a) above, but only in such capacity.

     "Release": as defined in subsection 3.16.

     "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections 13, 14, 16, 18, 19 or 20 of PBGC Reg.ss. 2615.

     "Required Lenders": at any time, Lenders whose Pro Rata Shares aggregate at least 51%.

     "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer": the chief executive officer and the president of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

     "Restricted Payment": means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or any option, warrant or other right to acquire any such Capital Stock.

     "SEC": United States Securities and Exchange Commission.

     "SEC Filings": all reports, registration statements and other filings filed by the Borrower with the SEC (and all notes, exhibits and schedules thereto and all documents incorporated by reference therein).

     "SEC Reports": as defined in subsection 3.1.

     "Securities Act": the Securities Act of 1933, as amended.

     "Security Agreements": collectively, any and all Guarantee and Security Agreements executed and delivered by the Borrower and/or the Subsidiaries, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

     "Security Documents": the collective reference to the Deposit Account Control Agreements, the Security Agreements, the Stock Pledge Agreements, the Collateral Assignments of Acquisition Agreements, if any, and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

     "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "Stock Pledge Agreements": collectively, any and all Stock Pledge Agreements executed and delivered by the Borrower and each relevant Subsidiary, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

     "Strategix Earnout": collectively, Indebtedness consisting of deferred purchase price obligations payable by Infocrossing West, Inc. (f/k/a ITO Acquisition Corporation) to ePassage, Inc. pursuant to (i) the that certain Asset Purchase Agreement dated as of February 29, 2004 among Strategix, Ltd., ePassage, Inc., and ITO Acquisition Corporation and (ii) that certain Consulting Services Agreement dated as of March 1, 2004 between ITO Acquisition Corporation and ePassage, Inc.

     "Subsidiaries Deposit Account Control Agreements": the Deposit Account Control Agreements executed and delivered, or to be executed and delivered, as applicable, by each relevant Subsidiary, substantially in the form of Exhibit E or otherwise in a form acceptable to the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

     "Subsidiaries Security Documents": the collective reference to the Subsidiaries Deposit Account Control Agreements, the Security Agreements to which any Subsidiary is a party and the Stock Pledge Agreements to which any Subsidiary is a party.

     "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Target": any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in a Permitted Acquisition.

     "Transferee": as defined in subsection 9.6(f).

     "Unused Line Fee": as defined in subsection 2.10(b).

     "Voting Capital Stock": means with respect to any Person, securities of any class or classes of Capital Stock in such Person ordinarily entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable governing body of such Person.

     "Wells Fargo": means Wells Fargo Bank, N.A.

     "Wells Fargo Cash Collateral Account": means that certain Wells Fargo Bank Market Rate Account 40300005508.

     "Wells Fargo Deposit Accounts": means all deposit, checking and similar accounts (other than the Wells Fargo Account) maintained by Borrower and/or any of its Subsidiaries with Wells Fargo.

     "Wells Fargo Letter of Credit": means that certain Irrevocable Letter of Credit No. NZS49355 issued by Wells Fargo on August 26, 2003, in the amount of $1,000,000, on behalf of Borrower in favor of Alternative Financing & Leasing, LLC.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(a) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GENERAL TERMS

2.1 Loans. (a) Subject to the provisions of this Agreement, each Lender agrees to make available its Pro Rata Share of Acquisition Advances to Borrower under the Acquisition Facility from time to time during the Acquisition Term; provided, that the Pro Rata Share of the Acquisition Advances of any Lender shall not at any time exceed its separate Commitment under the Acquisition Facility. The obligations of Lenders hereunder shall be several, and not joint or joint and several, up to the amount of the Commitments under the Acquisition Facility. The Acquisition Facility is not a revolving credit facility and may not be drawn, repaid and redrawn. Any repayments of principal on the Acquisition Advances or the Acquisition Term Loan shall be applied to permanently reduce Acquisition Advances and the Acquisition Term Loan, as the case may be. Each Acquisition Advance shall be in an amount of at least One Million Dollars ($1,000,000). Subject to the provisions of this Agreement, Borrower may request Acquisition Advances up to and including, the Acquisition Facility Cap then in effect. Borrower may not at any time increase, reduce or otherwise adjust the Acquisition Facility Cap.

                  (b) The Loan Parties hereby agree and acknowledge that the Acquisition Advances outstanding on the Acquisition Conversion Date shall be automatically converted into an amortizing term loan (the "Acquisition Term Loan") on the Acquisition Conversion Date and continuing to be secured by the Collateral (and not contractually subordinated to any other Indebtedness of any Loan Party), which shall be repaid by Borrower in accordance with the terms of this Agreement. For purposes of this Agreement and the other Loan Documents, all references to "Acquisition Advances" shall include, and be deemed to refer to, the principal amount of the Acquisition Term Loan from and after the Acquisition Conversion Date.

                  (c) So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Agent irrevocable written notice requesting an Acquisition Advance by delivering to Agent not later than 12:00 noon (New York City time) at least two (2) but not more than four (4) Business Days before the proposed Business Day on which such requested Acquisition Advance is to be made (the "Borrowing Date"), and a completed Borrowing Certificate requesting such Acquisition Advance accompanied by relevant supporting documentation satisfactory to Agent in its sole discretion, which shall (a) specify the proposed Borrowing Date of such Acquisition Advance, (b) specify the principal amount of such requested Acquisition Advance, and (c) certify that the matters contained in subsection 4.2 have been satisfied, and to the extent applicable, provide calculations evidencing satisfaction of the conditions set forth in subsection 4.2. On each Borrowing Date, Borrower irrevocably authorizes Agent and Lenders to disburse the proceeds of the requested Acquisition Advance to the applicable account(s) of Borrower specified in the applicable Borrowing Certificate, each of which accounts shall be subject to a Deposit Account Control Agreement, in all cases for credit to Borrower via federal funds wire transfer no later than 3:00 p.m. (New York City time) on the Borrowing Date. Notwithstanding anything to the contrary in this Agreement, Agent and Lenders shall be entitled to rely upon the authority of any officer of Borrower for communications with and instructions from Borrower until Agent has actually received written notice from Borrower that such officer no longer has such authority.

                  (d) Upon the failure of the Borrower to pay interest pursuant to the terms of this Agreement when due after giving effect to any applicable grace period for such payment of interest (the amount of any such overdue unpaid interest, the "Past Due Interest"), and regardless of whether or not any other Default or Event of Default then exists or would result therefrom, the Agent shall be entitled, in its sole and absolute discretion, to cause the Lenders to make additional loans to the Borrower not to exceed the amount of such Lender's Interest Reserve Commitment, the proceeds of which shall be used by the Borrower to pay such Past Due Interest; provided that such additional loans shall not exceed in the aggregate the Loan Interest Reserve then in effect and each such additional loan made in respect of the Loans (all such additional loans, "Interest Advances") shall be deemed part of the outstanding principal balance of the Loans, shall be deemed Acquisition Advances for purposes of the Loan Documents and shall constitute Loan Obligations. The Borrower hereby irrevocably and unconditionally agrees to pay to the Agent, for the ratable benefit of the Lenders, all Interest Advances in accordance with the payment terms relating to the other portions of the Loans. Any Event of Default arising from the failure of the Borrower to pay interest pursuant to this Agreement when due (after the expiration of any grace period for such payment) shall be deemed cured by utilization of the Loan Interest Reserve; provided, that, the making of Interest Advances shall not be deemed to cure any other Default or Event of Default that may then exist or result therefrom.

2.2 Repayment of Loans; Evidence of Debt. (a)The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender each Lender's Pro Rata Share of the unpaid principal amount of the Loans in installments as specified on Schedule 2.2 on each date set forth on Schedule 2.2.

(i) To the extent not otherwise paid pursuant to subsection 2.2(a)(i), the Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date (or the then unpaid principal amount of such Loan, on the date that the Loans become due and payable pursuant to Section 7).

(ii) The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.4.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to subsection 9.6(d), and a subaccount therein for each Lender, in which shall be recorded
         (i) the amount of each Loan made hereunder, (ii) any assignments of Loans pursuant to subsection 9.6, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.2(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest and premium, if any) the Loans held by such Lender in accordance with the terms of this Agreement.

(e) All Acquisition Advances shall be evidenced by a promissory note payable to the order of each Lender with a stated face amount equal to the amount of the outstanding Commitment of such Lender, duly executed and delivered by Borrower (the "Notes"). The Notes shall evidence the aggregate Indebtedness of Borrower to Lenders resulting from Acquisition Advances from time to time during the Acquisition Term, and from and after the Acquisition Conversion Date, the Acquisition Term Loans. The Borrower agrees that, upon the request to the Agent by any Lender, and in any event within five (5) Business
         Days of any such request, the Borrower will execute and deliver to the Agent new Notes and/or split or divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as the Agent or such Lender shall specify in their respective sole and absolute discretion (and no Lender shall be required to return an existing Note to the Borrower until receipt of a new Note); provided, that the aggregate principal amount of such new, split or divided Notes does not exceed the aggregate principal amount of such existing
         Notes to be exchanged therefor.

2.3 Prepayments (Voluntary/Optional and Mandatory). The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without penalty or premium, subject to the requirements and exceptions of this Section.

(a) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, then, unless a Reinvestment Notice shall be delivered with respect to Net Proceeds from a Prepayment Event specified in paragraphs (A) or (B) of the definition of Prepayment Event, the Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay Loans, if any, in an aggregate amount equal to such Net Proceeds; provided, that, on each Reinvestment Prepayment Date, the Loans shall be repaid in an amount equal to the Reinvestment Prepayment Amount with respect to the Reinvestment Event.

(b)      Reserved.

(c) Upon the occurrence of a Change of Control, the Borrower shall, within three (3) Business Days after the occurrence thereof, prepay all of the Loans (if any), plus accrued and unpaid interest and other Loan Obligations then due and owing, if any, to the date of prepayment.

(d) In the event of any prepayment hereunder, the Borrower shall give at least three (3) Business Days' irrevocable notice to the Agent and the Lenders, specifying the date, the reason for the prepayment and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.9 and accrued interest to such date on the amount prepaid and any other Loan Obligations then due and owing. Amounts prepaid on account of the Loans may not be reborrowed. Partial prepayments in respect of any voluntary prepayment shall be in an aggregate principal amount of $250,000 or a whole multiple thereof.

(e) Any prepayments made pursuant to this subsection 2.3, whether voluntary, optional or mandatory, shall be applied to the Loan Obligations in accordance with the following order of priority (or on such other basis as the Agent may elect in its sole and absolute discretion; provided that the Agent may not change the ordering of application of prepayments of Acquisition Advances and Loans set forth in level "fourth" below without Borrower's consent): first, to all then unpaid fees and expenses of Agent and Lenders then due and owing under the Loan Documents; second, to all accrued and unpaid interest on the Loans; third, to the fees applicable to such prepayment, if any; and fourth, to the Acquisition Advances (applied thereto in the order such Acquisition Advances were disbursed hereunder) (or, from and after the Acquisition Conversion Date, to the then remaining principal installments of the Acquisition Term Loan in inverse order of maturities).

(f) In addition to, and not in substitution of, all other fees payable pursuant to this Agreement, in the event that the Commitments are terminated and/or the Loan Obligations are prepaid or repaid prior to January 29, 2006 (other than as a result of a prepayment of the Loan Obligations required under subsection 2.3(a) to the extent not resulting from a Liquidity Event), Borrower shall pay to Agent, for the ratable benefit of the Lenders, an early termination fee equal to 2.0% of the difference of (i) $25,000,000 less (ii) the initial disbursed amount of all Acquisition Advances that were funded prior to the date of termination of all Commitments and the payment of all Loan Obligations in full.

(g) In addition to, and not in substitution of, all other fees payable pursuant to this Agreement, in the event any Acquisition Advance is repaid prior to the one year anniversary of the Borrowing Date of such Acquisition Advance, as determined by application of the order of priorities set forth in clause (e) above (other than as a result of a prepayment of the Loan Obligations required under subsection 2.3(a) to the extent not resulting from a Liquidity Event), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a prepayment fee equal to 2.0% of the amount of such Acquisition Advance so prepaid; provided, that, no such prepayment fee under this clause (g) shall be due and owing hereunder to the extent any repayment of an Acquisition Advance (i) results from or otherwise is made in connection with a Change of Control and (ii) occurs after January 29, 2006.

2.4      Interest  Rates and Payment  Dates.  (

a) Each Loan shall bear interest at a rate per annum equal to the Applicable interest Rate.

(b) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest or other amount shall bear interest at a rate per annum equal to the Applicable Interest Rate plus 3.00%, in each case from the date of such non-payment until such overdue principal, interest or other amount is paid in full (as well after as before judgment).

(c) Interest shall be payable in arrears on the first day of each calendar month (each an "Interest Payment Date") commencing on the first day of the calendar month following the month during which the first Acquisition Advance is made hereunder, provided that interest accruing pursuant to paragraph (b) of this subsection shall be payable from time to time on demand by Agent or any Lender.

2.5      Computation  of Interest.

(a) Interest shall be calculated on the basis of a 360-day year and payable for the actual number of days elapsed.

(b) Each determination of an interest rate, including without limitation, the Applicable Interest Rate and the Prime Rate, by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.6 Pro Rata Treatment and Payments. Each payment (including each prepayment) by the Borrower on account of principal of, interest and premium, if any, on the Loans shall be made pro rata according to the respective Pro Rata Share of the outstanding principal amount of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lenders (or, if the Agent so directs, directly to the account of the Agent at the office specified in subsection 9.2), for the account of the Lenders, at the offices of the Lenders notified from time to time to the Borrower by the Agent, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest and premium, if any, thereon shall be payable at the then applicable rate during such extension. The Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Loan Obligations payable hereunder and under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.

2.7 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and income taxes and franchise taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii)             shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.8 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise or similar taxes (imposed in lieu of net income taxes), including branch profits tax and minimum tax imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any Note (A) the amounts so payable to the Agent or such Lender shall be increased as necessary so that after making all required deductions of Non-Excluded Taxes or Other Taxes (including deductions of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this subsection) the Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, and (B) the Borrower shall pay the full amount withheld to the relevant Governmental Authority in accordance with applicable law, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (x) if such Lender fails to comply with the requirements of paragraph (b) of this subsection or (y) to the extent of any Non-Excluded Taxes that are in effect and would apply to a payment under this Agreement or any Note made to such Lender as of the date such Lender becomes a party to this Agreement or any Note, or, in the case of any other Lender which changes its lending office with respect to the Loans or any Note to an office outside the U.S., any Non-Excluded Taxes that are in effect and would apply to a payment to such Lender as of the date of the change of the lending office.

(i) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

(ii) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, or, if the Borrower cannot, using reasonable efforts, obtain such receipts, other evidence of such payment by the Borrower reasonably satisfactory to the Agent or such Lender. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

(iii) The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or Form W-8ECI (or successor applicable form) claiming that amounts received by the Lender under this Agreement are either exempt from United States federal withholding tax under an applicable tax treaty or are effectively connected income, as the case may be, on or before the date it becomes a party to this Agreement;

(ii) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Person that shall become a Lender or a Participant pursuant to subsection 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this subsection 2.8 as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, and such Lender has a lending office in another jurisdiction, then such Lender will, at the request of the Borrower, change the jurisdiction of its applicable lending office if such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is, in such Lender's sole, reasonable discretion, determined not to be materially disadvantageous or cause unreasonable hardship to such Lender, provided that fees, charges, costs or expenses that are related to such change shall be borne by the Borrower on behalf of a Lender, and the mere existence of such expenses, fees or costs shall not be deemed to be materially disadvantageous or cause undue hardship to the Lender.

(d) If and to the extent that any Lender is able, in its sole opinion, to receive any tax refund arising out of or in conjunction with any deduction or withholding which gives rise to an obligation on the Borrower to pay any Non-Excluded Taxes or Other Taxes pursuant to this subsection 2.8 then such Lender shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the refund and without any other adverse tax consequences for such Lender, reimburse to the Borrower at such time as such refund shall have actually been received by such Lender such amount as such Lender shall, in its sole opinion, have determined to be attributable to the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such Non-Excluded Taxes or Other Taxes had not been required.

2.9 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.10 Fees. (a) The Borrower agrees to pay to the Agent for the ratable benefit of the Lenders, on the Closing Date, a fully-earned, non-refundable commitment fee in an amount equal to $250,000 (which amount equals the total Commitments in respect of the Acquisition Facility multiplied by one percent (1%)).

                  (b) During the period commencing on the Closing Date and ending on the Acquisition Conversation Date, Borrower shall pay to Agent monthly in arrears, for the ratable benefit of the Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to three-quarters of one percent (0.75%) per annum of the daily average amount of the Acquisition Facility Cap (plus amounts described in clause (y) of the definition thereof, if any, and exclusive of any deduction resulting from clause (z) of the definition thereof relating to the unfunded portion of the Interest Reserve Commitment) during the preceding calendar month. Notwithstanding the foregoing, no Unused Line Fee shall be payable for the period from and after the first day, if ever, on which the aggregate original principal amount of all Acquisition Advances funded hereunder exceeds $10,000,000.

SECTION 3. REPRESENTATIONS AND WARRANTIES

         To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Agent and each Lender that the following are true, correct and complete:

3.1 Financial Condition. (a) Since January 1, 2001, each of the Borrower and each Subsidiary have duly filed all forms, reports, schedules, proxy statements and documents required to be filed by it with the SEC. True and correct copies of all filings made by the Borrower and each Subsidiary with the SEC since such date and prior to the date hereof (the "SEC Reports"), whether or not under Requirement of Law and including any registration statement filed by the Borrower or a Subsidiary under the Securities Act, have been either made available or are publicly available to the Agent. As of their respective dates, the SEC Reports (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and none of the SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No other Person included in the Loan Parties is subject to periodic reporting requirements of the Exchange Act or is otherwise required to file documents with the SEC or comparable Governmental Authority or any national securities exchange or quotation service.

(b) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2003 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at May 31, 2003 and the related unaudited consolidated statements of income and of cash flows for the five-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the five-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2003 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 2003, other than as disclosed on Schedule 3.1(b) hereto.

3.2 Absence of Certain Changes. (a) Except (i) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (ii) as disclosed by the SEC Reports or (iii) as set forth in Schedule 3.2 to this Agreement, since December 31, 2003 (a) none of the Borrower or any Subsidiary have suffered any change, condition, event or development that has had, or could reasonably be expected to have, a Material Adverse Effect, (b) each of the Borrower or any Subsidiary have conducted in all material respects their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and (c) the Borrower has not (i) incurred any Indebtedness or Guarantee Obligation in excess of $100,000, (ii) granted any Lien in respect of any material asset to any Person, (iii) made any Restricted Payment or investment in excess of $250,000 or (iv) entered into any transaction (including any merger or consolidation) with any Person, except, in each case, as would be permitted under this Agreement.

3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of the foregoing clauses (c) and (d), to the extent that the failure to be so qualified or to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person (including, without limitation, Board of Directors, stockholder, warrant holder or NASDAQ consents, waivers and approvals) is required in connection with the borrowings hereunder, the issuance of Notes hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party, except consents, authorizations, filings and notices described on Schedule 3.4. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Each of the Security Documents creates and grants to the Agent, for its own benefit and for the benefit of the Lenders, a legal, valid and duly perfected Lien in the Collateral identified therein prior and superior in right to all other Persons, except Liens permitted pursuant to subsections 6.3(f), (g), (h), (l) and (m) and the other Liens permitted under subsection 6.3 that have priority over the Agent's Lien by operation of law. Such Collateral is not subject to any other Liens whatsoever, except Liens permitted by subsection 6.3 hereof.

3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder will not violate any Requirement of Law or Contractual Obligation (other than as set forth on Schedule 3.4) of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents).

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues that (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) if reasonably likely to be adversely determined, could reasonably be expected to have a Material Adverse Effect.

3.7 Contracts and No Default. Each of the Borrower and the Subsidiaries is in compliance with respect to all of its Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 6.3.

3.9 Intellectual Property. As of the Closing Date, Schedule 3.9 contains an accurate and complete list of all material Intellectual Property which is used in the business of the Borrower or any of its Subsidiaries, other than off-the-shelf software that is commercially available. Unless otherwise indicated in the SEC Filings or on Schedule 3.9, as of the Closing Date, the Borrower (or the Subsidiary indicated) owns the entire right, title and interest in and to the Intellectual Property listed on such Schedule 3.9 (including, without limitation, the exclusive right to sue and license the same) free and clear of any Liens, other than Liens permitted by subsection 6.3 hereof (and without obligation to pay any royalty or other fee with respect thereto) and each item constituting part of the Intellectual Property which is owned by the Borrower or any of its Subsidiaries and listed on Schedule 3.9 has been, to the extent indicated in Schedule 3.9, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, or a duly accredited and appropriate domain name registrar, as are indicated in Schedule 3.9 and such registrations, filings and issuances remain in full force and effect. As of the Closing Date, to the best knowledge of the Borrower, neither the Borrower's nor any of its Subsidiaries' use or practice of the Intellectual Property infringes any other Person's rights thereto. As of the Closing Date, no Intellectual Property set forth on Schedule 3.9 has been canceled, abandoned, or otherwise terminated and all renewal fees (if applicable) in respect thereof have been duly paid. Except as stated in Schedule 3.9, as of the Closing Date there are no pending or to the best knowledge of the Borrower, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property listed on
Schedule 3.9. Schedule 3.9 lists all notices or claims pending as of the Closing Date or received by the Borrower or any of its Subsidiaries during the two years immediately preceding the Closing Date which claim, as applicable, infringement, contributory infringement, inducement to infringe, misappropriation, misuse or breach by the Borrower or any of its Subsidiaries with respect to any Intellectual Property or license thereof and, except as set forth on Schedule 3.9, as of the Closing Date there is, to the knowledge of the Borrower, no reasonable basis upon which any such claim may be asserted. As of the Closing Date, to the best knowledge of the Borrower, except as indicated on Schedule 3.9, no Person is infringing, misappropriating or misusing any of the Intellectual Property.

3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation as of the Closing Date of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.11     Taxes.  Except as set forth on Schedule 3.11:

(a) Each of the Borrower and its Subsidiaries has timely filed or caused to be timely filed (including by way of permitted extensions) all income Tax Returns and all material other United States federal, state, county, local and foreign Tax Returns required to be filed by or with respect to it, and all such Tax Returns are complete and accurate in all material respects. Each of the Borrower and its Subsidiaries has timely paid all material Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, other than any taxes, fees or other charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the December 31, 2003 balance sheet of the Borrower.

(b) There are no audits, examinations, actions, suits, proceedings, investigations, claims or assessments pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries for any alleged deficiency in any Tax (a "Tax Controversy") and the Borrower has not been notified in writing of any proposed Tax Controversy against the Borrower or any of its Subsidiaries (other than a Tax Controversy set forth on Schedule 3.11 which is being contested in good faith).

(c) For purposes of this Agreement, the term "Tax" means any United States federal, state, county or local, or foreign or provincial income, gross receipts, profits, capital gains, capital stock, occupation, severance, stamp, withholding, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, levy, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all estimated taxes, deficiency assessments, additions to tax, interest or penalties imposed by any Governmental Authority, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. The term "Tax Return" means any and all reports, returns or other information (including any attached schedules or any amendments to such reports, returns or other information) required to be supplied to or filed with any Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

3.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation U.

3.13 ERISA. (a) Schedule 3.13 sets forth as of the Closing Date a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) of the Borrower and its Subsidiaries in which current or former employees, agents, directors, or independent contractors of the Borrower or its Subsidiaries ("Employees") participate or pursuant to which the Borrower or any of its Subsidiaries may have a liability with respect to Employees (each, an "Employee Plan"). Except as disclosed in the SEC Filings or on Schedule 3.13, as of the Closing Date, neither the Borrower nor any of its Subsidiaries has any commitment to establish any additional Employee Plans or to modify or change materially any existing Employee Plan. The Borrower has made available to the Lenders with respect to each Employee Plan as of the Closing Date: (i) a true and complete copy of all written documents comprising such Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Employee Plan; and (ii) the most recent financial statements, if any.

(b) Each Employee Plan has been established and maintained in substantial compliance with its terms and the requirements of all Applicable Law, and all contributions required to be made to the Employee Plans have been made in a timely fashion.

(c) Each Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service and, to the Borrower's knowledge, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter.

(d) Neither the Borrower nor any of its Subsidiaries currently maintains or contributes to, or has at any time maintained or contributed to or been obligated to contribute to, any plan, program or arrangement covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(e) Neither the Borrower nor any of its Subsidiaries, nor, to the Borrower's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

(f) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Borrower's knowledge, threatened, with respect to any Employee Plan, except for any of the foregoing that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) The Borrower and its Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the "Immigration Laws"). As of the Closing Date, the Borrower and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to the Borrower's knowledge, threatened.

(h) Except as set forth in the SEC Filings or on Schedule 3.13, the Borrower and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions and wages and hours.

3.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

3.15 Subsidiaries. The following constitute all the Subsidiaries of the Borrower as of the Closing Date: Infocrossing Services, Inc., ETG, Inc., Infocrossing Southeast, Inc. (f/k/a AmQUEST, Inc.), Infocrossing Services Southeast, Inc. (f/k/a AmQUEST Services, Inc.), Infocrossing West, Inc. (d/b/a Systems Management Specialists and f/k/a ITO Acquisition Corporation) and Infocrossing Services West, Inc..

3.16 Environmental Matters. Except as set forth in the SEC Filings or on
Schedule 3.16: (a) Hazardous Materials have not at any time been generated, use, treated or stored on, or transported to or from, any Borrower Property by the Borrower or any Subsidiary in a manner which has resulted or is reasonably likely to result in a material Environmental Claim, (b) Hazardous Materials have not at any time been Released or disposed of on any Borrower Property in a manner which has resulted or is reasonably likely to result in a material Environmental Claim, (c) the Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and the requirements of any permits issued under such applicable Environmental Laws with respect to any Borrower Property, (d) there are no pending or, to the knowledge of the Borrower, threatened or unresolved past material Environmental Claims against the Borrower or any of its Subsidiaries or any Borrower Property,
(e) there are no facts, conditions or circumstances that, to the knowledge of the Borrower, could reasonably be expected to form the basis of a material Environmental Claim, and (f) to the knowledge of Borrower, there are not now and never have been any underground storage tanks located on any Borrower Property.

         For purposes of this Agreement, the following terms shall have the following meanings: (a) "Borrower Property" means any real property and improvements currently or formerly owned or leased by the Borrower or any of its Subsidiaries; (b) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or is reasonably likely to become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; (c) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the Closing Date, applicable to the Borrower or its operations or Borrower Property as of the Closing Date, including any judicial or administrative order, consent decree or judgment relating to the environment, occupational safety and health or Hazardous Materials; and (d) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause (d), "Claims"), including without limitation (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (e) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

3.17 Solvency. As of the Closing Date and without regard to any inter-company debt obligations between the Loan Parties:

(a) the amount of the "present fair saleable value" of the assets of each of the Loan Parties will, as of such date, exceed the amount of all "liabilities of such Loan Party, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,

(b) the present fair saleable value of the assets of each Loan Party will, as of such date, be greater than the amount that will be required to pay the liability of such Loan Party on its debts as such debts become absolute and matured,

(c) each Loan Party will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and

(d) each Loan Party is then able and expects to be able to pay its debts as they mature.

For purposes of this subsection 3.17, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

3.18 Full Disclosure. No statement of fact made by or on behalf of any Person other than the Lenders in this Agreement, the Security Documents or in any certificate or schedule furnished to the Lenders pursuant hereto or thereto contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein not misleading. There is no fact presently known to the Borrower which has not been disclosed to the Lenders in writing which has had or, as far as the Borrower can reasonably foresee, could reasonably be expected to have a Material Adverse Effect.

3.19 Equity Securities. The outstanding equity securities of the Borrower and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable; and neither the Borrower nor any of its Subsidiaries (i) has issued any rights which can be convertible into or exchangeable or exercisable for any of the equity securities of any such Subsidiary, or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any such equity securities of any Subsidiary of the Borrower or any securities convertible into or exchangeable or exercisable for any such equity securities or (ii) other the Convertible Notes Indebtedness, is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the equity securities of the Borrower or any of its Subsidiaries or other convertible rights or options or debt securities.

3.20 Acquisition Agreements. As of each Borrowing Date (or, if no Acquisition Advance is requested in connection with the subject Acquisition, as of the date of the consummation of each Permitted Acquisition):

                  (a) All representations and warranties of the Borrower and each Subsidiary of Borrower set forth in any Acquisition Document were and are true and correct as of the date made or deemed made thereunder and as of such above date, provided, that, with respect to any such representation or warranty that by its express terms is made as of a specific date, such representation and warranty shall have been true and correct only as of such specific date.

                  (b) Borrower has heretofore furnished to the Agent true and correct copies of all Acquisition Documents then in effect.

                  (c) Each of Borrower and/or Borrower's Subsidiaries, and, to Borrower's knowledge, each other party to the Acquisition Documents has duly taken all corporate, partnership or other organizational action necessary as of such date to authorize the execution, delivery and performance of the Acquisition Documents and the consummation of transactions contemplated thereby.

                  (d) The purchase transactions contemplated by each Acquisition Document comply with all applicable material legal requirements, and all material governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained as of such date by Borrower and/or Borrower's Subsidiaries and, to Borrower's knowledge, each other party to the Acquisition Documents have been duly obtained and are in full force and effect. As of such date, all applicable waiting periods with respect to the subject Permitted Acquisition have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation thereof.

                  (e) The execution and delivery of the Acquisition Documents did not, and the consummation of the subject Permitted Acquisition will not, (i) violate any applicable material statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or violate, result in a breach of or constitute a default under any material order, judgment or decree of any court or Governmental Authority binding on Borrower, Borrower's Subsidiaries or, to Borrower's knowledge, any other party to the Acquisition Documents, or (ii) result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other material document, except as set forth in the Acquisition Documents.

                  (f) No statement or representation made in Acquisition Document by Borrower, any Subsidiary of Borrower or, to Borrower's knowledge, any other Person contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

3.21 Convertible Notes Indenture Documents. The Loan Obligations are permitted under the Convertible Notes Indenture Documents. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which they are parties do not and will not conflict with or result in any breach or contravention of, or result in the creation of any Lien or default or event of default under, any of the Convertible Notes Indenture Documents. None of the Convertible Notes Indenture Documents prohibits or otherwise restricts in any manner the making of any payments hereunder by the Borrower or any of its Subsidiaries. The Convertible Notes Issuance was made in compliance with all Requirements of Law, including, without limitation, the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended.

3.22 Representations and Warranties Incorporated from the Convertible Notes Indenture Documents. On each date on which the following described representations and warranties are made or deemed made under the Convertible Notes Indenture Documents, each of the representations and warranties made in each of the Convertible Notes Indenture Documents is true and correct in all material respects, and, without limiting any other representation or warranty contained in any Loan Document, such representations and warranties hereby are incorporated herein by this reference, mutatis mutandis, with the same effect as though such representations and warranties were expressly set forth in their entirety herein.

3.23 Strategix Earnout. The aggregate amount due and payable under the terms of the Strategix Earnout from and after April 2, 2004 through the fourth anniversary thereof shall not exceed $1,700,000.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing. The effectiveness of this Agreement is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Lenders shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower,
         (ii) the Notes, executed and delivered by a duly authorized officer of the Borrower, (iii) the Stock Pledge Agreements, each executed and delivered by a duly authorized officer of the parties thereto, (iv) the Security Agreements, each executed and delivered by a duly authorized officer of the parties thereto and (v) each of the Deposit Account Control Agreements, each executed and delivered by a duly authorized officer of the party thereto.

(b) Related Agreements. (i) The Lenders shall have received true and correct copies, certified as to authenticity by the Borrower, of the Convertible Notes Indenture Documents, each on terms mutually acceptable to the Lenders and the Borrower, and such other documents or instruments as may be reasonably requested by the Lenders, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower, or its Subsidiaries may be a party.

(c) Closing Certificate. The Lenders shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments, including financial statements requested by the Lenders, confirming compliance with the conditions set forth in Section 4, satisfactory in form and substance to the Lenders, executed by the Chairman of the Board, the President or any Vice President of the Borrower.

(d) Corporate Proceedings of the Borrower. The Lenders shall have received a copy of the resolutions, in form and substance satisfactory to the Lenders, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the Loans contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Borrower Security Documents, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Lenders and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Borrower Incumbency Certificate. The Lenders shall have received a Certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Lenders, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(f) Due Diligence. Satisfactory completion of due diligence by the Lenders, including, without limitation, legal and tax due diligence, customer and vendor reference checks and calls, and a pre-closing audit and other due diligence as required by Agent in its Permitted Discretion to determine the liquidity and the general financial and operational state of the Borrower, in each instance to the satisfaction of the Lenders in their sole and absolute discretion.

(g) Corporate Proceedings of Subsidiaries. The Lenders shall have received a copy of the resolutions, in form and substance satisfactory to the Lenders, of the Board of Directors of each Subsidiary of the Borrower which is a party to a Loan Document authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the granting by it of the Liens created pursuant to the Subsidiaries Security Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance satisfactory to the Lenders and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(h) Subsidiary Incumbency Certificates. The Lenders shall have received a certificate of each Subsidiary of the Borrower which is a Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiaries executing any Loan Document, satisfactory in form and substance to the Lenders, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary.

(i) Corporate Documents. The Lenders shall have received true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(j) Consents, Licenses and Approvals. The Lenders shall have received a certificate of a Responsible Officer of the Borrower stating that all consents, authorizations and filings referred to in subsection 3.4 (except for those described in Schedule 3.4) are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Lenders in their sole and absolute discretion.

(k) Fees. As of the Closing Date, all fees owed to the Agent, the Lenders and their respective Affiliates under this Agreement and all legal fees and expenses of counsel to the Agent and the Lenders incurred through such date shall have been paid in full.

(l) Legal Opinions. The Lenders shall have received the following executed legal opinions:

                           (i) the executed legal opinion of Latham & Watkins
                  LLP, special New York and California counsel to the Borrower and the other Loan Parties substantially in the form of Exhibit H; and

                           (ii) the executed legal opinion of Troutman Sanders
                  LLP, special Georgia counsel to the Borrower and certain of its Subsidiaries.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lenders may require in their sole and absolute discretion.

(m) Pledged Stock; Stock Powers. The Agent shall have received the certificates representing the shares pledged pursuant to the Stock Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(n) Actions to Perfect Liens. The Lenders shall have received evidence in form and substance satisfactory to them that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Lenders, desirable to perfect the first priority Liens created by the Security Documents shall have been completed.

(o) Lien Searches. The Lenders shall have received the results of a recent search by a Person satisfactory to the Lenders, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower and its Subsidiaries and the results of such search shall be satisfactory to the Lenders in their sole and absolute discretion.

(p) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects (or, with respect to any such representation or warranty that, by its terms, is qualified by materiality, Material Adverse Effect or similar qualification, such representation or warranty shall be true and correct in all respects), on and as of the Closing Date; provided that any such representations and warranties that by their express terms are made as of a specific date shall have been true and correct as of such specific date in all material respects (or, with respect to any such representation or warranty that, by its terms, is qualified by materiality, Material Adverse Effect or similar qualification, such representation or warranty shall be true and correct in all respects as of such specific date).

(q) No Default. No Default or Event of Default shall have occurred and be continuing (without giving effect to the provisions of the last sentence of Section 7).

(r) No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2003.

(s) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Lenders, and the Lenders shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

(t) Closing. The Closing Date shall have occurred before July 31, 2004, unless otherwise agreed to by the Lenders in their sole and absolute discretion.

(u) Insurance. The Lenders shall have received evidence of the compliance by the Borrower with subsection 5.5, satisfactory to the Lenders in their sole and absolute discretion.

4.2 Conditions to Acquisition Advances and Permitted Acquisitions. (i) The obligations of the Lenders to disburse any Acquisition Advance and (ii) the ability of any Loan Party to consummate any Permitted Acquisition (but only to the extent specifically referenced in the definition of "Category 1 Permitted Acquisition," "Category 2 Permitted Acquisition" or "Category 3 Permitted Acquisition," as applicable to the subject Acquisition), are subject, in each case, to the satisfaction of the following additional conditions precedent:

(a) the Loan Parties shall have delivered to Agent, in the case of any Acquisition Advance, a Borrowing Certificate for such Acquisition Advance with necessary supporting documentation and executed by an authorized officer of Borrower, which shall constitute a representation and warranty by the Loan Parties as of the Borrowing Date that the conditions contained in this Section 4 have been satisfied; provided, however, that any determination as to whether to fund Acquisition Advances shall be made by Agent and the Lenders, in their sole and absolute discretion;

(b) each of the representations and warranties made by each Loan Party and, to the knowledge of Borrower, each other Person party thereto (other than Agent and Lenders) in or pursuant to the Loan Documents shall be accurate in all material respects (which shall be determined, in the case of a requested Acquisition Advance, both before and after giving effect to the making of such Acquisition Advance) (except for (i) those representations and warranties made as of a specific date (in which case such representations and warranties shall have been accurate in all material respects only as of such specific date), and
         (ii) those representations and warranties that are not true and correct as disclosed in writing to, and approved in writing by, Agent in connection with any Category 2 Permitted Acquisition or Category 3 Permitted Acquisition), and, in the case of a requested Acquisition Advance, no Default or Event of Default shall have occurred and be continuing (without giving effect to the provisions of the last sentence of Section 7) or otherwise would exist or arise after giving effect to the requested Acquisition Advance and the consummation of the subject Permitted Acquisition on such date (provided, that as a condition to any Acquisition Advance, the Agent may require the Borrower to certify that it has complied in all material respects with all provisions of the Loan Documents);

(c) the principal amount of requested Acquisition Advances shall not exceed the Acquisition Facility Cap then in effect;

(d) there shall be no liabilities or obligations with respect to any Loan Party of any nature whatsoever which, either individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect;

(e) Agent shall have received all fees, charges and expenses due and payable to Agent and/or Lenders on or prior to such date pursuant to the Loan Documents;

(f)     there shall not have occurred or exist any Material Adverse Effect;

(g) with respect to the Target being acquired, Agent shall have been granted, for the benefit of Agent and Lenders, a first priority lien on and security interest in such Target (and, if applicable, such Target shall have become, or simultaneously with the closing of the subject Permitted Acquisition shall become, a Loan Party), subject only to Liens permitted pursuant to subsection 6.3, and shall have received, without limitation, (i) the items described in subsection 4.1(g), (h) and (i) and subsection 5.10 hereof, (ii) uniform commercial code financing statement, federal and state tax lien, pending litigation and judgment and other searches as the Agent shall reasonably request of the Target and such other Persons as Agent reasonably may request, and such termination statements, releases or other documents as may be necessary to confirm that the collateral and Target is subject to no other Liens in favor of any Persons (other than Liens otherwise permitted under this Agreement); and (iii) duly authorized Uniform Commercial Code financing statements or amendments to existing financing statements or similar instruments with respect to such Target, in form and substance satisfactory to Agent and which, upon filing, shall perfect the first priority security interest of Agent, for the benefit of Agent and the Lenders, in such property, subject only to Liens permitted pursuant to subsection 6.3; provided further, in the event real property or any interest therein is being acquired in connection with the subject Permitted Acquisition, prior to or simultaneously with the consummation thereof and, if applicable, the funding of such Acquisition Advance, the Loan Parties shall deliver to Agent (A) a first mortgage or deed of trust in favor of Agent on such real property, in form and substance reasonably acceptable to Agent and subject only to liens permitted pursuant to subsection 6.3, (B) a lender's policy of title insurance, in such form and amount and containing such endorsements as shall be satisfactory to Agent in its reasonable discretion, (C) a survey of such real property, which survey shall be of a recent enough date and in sufficient detail so as to permit the title company issuing such policy to eliminate any survey exceptions to such policy, (D) an environmental site assessment prepared by a qualified firm acceptable to Agent, in form and substance satisfactory to Agent in its reasonable discretion and (E) such other documents and assurances with respect to such real property as Agent may require in its reasonable discretion;

(h) Lenders shall have received final drafts of each related Acquisition Document, all of which shall be subject to Agent's prior written approval (which approval, with respect to any Category 2 Permitted Acquisition, shall not be unreasonably withheld or delayed) and, within a reasonable time after the execution and delivery thereof, complete and executed copies thereof, which shall be identical in form and substance to the final drafts thereof previously delivered to the Lenders (except as otherwise consented to in writing by the Agent or the Lenders);

(i) the respective Acquisition Documents shall be in full force and effect and no material term or condition thereof shall have been amended, modified or waived after the execution thereof (other than solely to extend the date by which the subject Permitted Acquisition is required to occur), except with the prior written consent of the Agent;

(j) none of the parties to any of the subject Acquisition Documents shall have failed to perform any material obligation or covenant required to be performed or complied with under such Acquisition Documents on or before the Borrowing Date, except with the prior written consent of the Agent;

(k) Agent shall have received, for the benefit of Agent and Lenders, a Collateral Assignment of Acquisition Agreement;

(l) Lenders shall have received such opinions of counsel to Loan Parties and to the sellers of the Target in respect of the subject Permitted Acquisition, in each case addressed to Agent and Lenders or containing appropriate reliance language in favor thereof, all in form and substance reasonably satisfactory to the Agent;

(m)     [Reserved]

(n) the Agent shall have received a certificate from an authorized officer of the Borrower stating that all conditions to the subject Permitted Acquisition, as contained in the definition of "Category 1 Permitted Acquisition," Category 2 Permitted Acquisition" or "Category 3 Permitted Acquisition," as applicable, shall have been satisfied in all respects; and

(o) all in form and substance satisfactory to the Agent in its Permitted Discretion, the Agent shall have received such consents, approvals and agreements from such third parties as the Agent and its counsel shall determine are necessary or desirable with respect to the Loan Documents and the subject Acquisition Documents and/or the transactions contemplated thereby.

SECTION 5. AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as any amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

5.1      Financial Statements.  Furnish to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) as soon as available, but in any event not later than 30 days after the end of each month, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related monthly unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such months and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous month and the figures from the budget, together with a narrative of the performance of the Borrower and its consolidated Subsidiaries for such period in the same form as delivered to the Board of Directors or the senior executives of the Borrower, certified by a Responsible Officer as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2      Certificates; Other Information.  Furnish to each Lender:

(a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a), (b) and (c), (A) a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 5.10 with respect thereto, (ii) neither the Borrower nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office, the location of any material item of tangible Collateral, its jurisdiction of organization or its organization identification number, if any, without complying with the requirements of this Agreement and the Security Documents with respect thereto and (iii) the Borrower has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and (B) a certificate of a Responsible Officer evidencing the compliance by the Borrower and its Subsidiaries with the financial covenants contained in subsections 6.1 and 6.8, including a calculation thereof, as of the last day of the period covered by such financial statements;

(c) not later than thirty days prior to the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to include a profit and loss statement, balance sheet and statement of cash flows and to be accompanied by a certificate of a Responsible Officer stating that such projections are based on estimates, information and assumptions reasonably believed by such Responsible Officer to be reasonable on the date of delivery thereof;

(d) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority;

(e) concurrently with the delivery thereof to the trustee under the Convertible Notes Indenture, copies of any and all notices, certificates, statements, reports and other deliveries required to be made thereunder, including without limitation, all compliance certificates and reports required to be filed pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

5.4 Conduct of Business and Maintenance of Existence. (a) Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to the normal conduct of its business except as otherwise permitted pursuant to subsection 6.5; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.5      Maintenance of Property; Insurance.
(a) Maintain in all material respects all property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.

(b) Maintain with financially sound and reputable insurers having a rating of at least A- or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption and such other hazards or of such other types as is customary for Persons engaged in the same or similar business. Without limiting the foregoing, in the event that any real estate owned or leased by any Loan Party on which is located any inventory or equipment of a Loan Party is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area ("SFHA"), such Loan Party shall purchase and maintain flood insurance on the improved real estate and any equipment and inventory located on such real estate. The amount of said flood insurance will be reasonably determined by the Agent, and such insurance shall, at a minimum (subject to customary deductibles), comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended. Such Loan Party shall also maintain flood insurance for its inventory and equipment which is, at any time, located in a SFHA.

(c) Cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named as secured party or mortgagee and loss payee as its interest may appear or additional insured, in a manner reasonably acceptable to the Agent on each policy of insurance of such Loan
         Party. Such Loan Party shall use commercially reasonable efforts to cause each policy of insurance of such Loan Party to contain a clause or endorsement requiring the insurer to give not less than thirty (30) days' prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever (other than non-payment of premiums, in which case not less than ten (10) days' prior written notice is sufficient). Each policy of such Loan Party for property insurance shall contain a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or any of its Subsidiaries or the owner of any real estate for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by such Loan Party when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If a Loan Party fails to procure such insurance or to pay the premiums therefore when due, the Agent may do so, but at the Borrower's expense and without any responsibility on the Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(d) Such Loan Party shall promptly notify the Agent and the Lenders of any loss, damage or destruction to any of the Collateral in an amount in excess of $250,000, whether or not covered by insurance. To the extent that the Borrower or its Subsidiaries are not permitted to reinvest insurance and condemnation proceeds hereunder, the Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral and directly after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds to the payment of the Loans in the manner provided for in this Agreement.

5.6      Books and Records; Inspection of Property.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit representatives of the Agent and Lenders (at the expense of the Loan Parties) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors (or Persons serving a similar function), officers and independent public accountants, at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, however, when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

5.7      Notices.  Promptly give notice to the Agent and each Lender of:

(a)      the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if reasonably likely to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
         (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply with, and ensure compliance by all of Borrower's tenants and subtenants on any Borrower Property, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all such tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions that the Borrower or any of its Subsidiaries are required to complete and conduct under applicable Environmental Laws and promptly comply with all related lawful orders and directives of all Governmental Authorities regarding applicable Environmental Laws except to the extent that (i) the same are being contested, if deemed reasonably necessary to contest by the Borrower, in good faith by appropriate proceedings and (ii) such investigations, action or compliance could not be reasonably expected to have a Material Adverse Effect.

5.9 Further Assurances. Upon the request of the Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Agent, for the benefit of the Lenders, a fully perfected Lien on the Collateral prior and superior in right to all other Persons except Liens permitted pursuant to subsection 6.3(f), (g), (h), (l) and (m) and other Liens permitted under subsection 6.3 that have priority over the Agent's Lien by operation of law.

5.10 Additional Collateral. (a) With respect to any assets acquired after the Closing Date by the Borrower or any of its Subsidiaries that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (other than any assets described in paragraph (b) or (c) of this subsection), promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Agent such amendments to the relevant Security Documents or such other documents as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on such assets, (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Agent, and (iii) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described in clauses (i) and
(ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(b) With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary, promptly upon the request of the Agent: (i) execute and deliver to the Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the applicable Stock Pledge Agreement as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary
         (A) to become a Guarantor and a party to a Security Agreement, in each case pursuant to documentation which is in form and substance satisfactory to the Agent, and (B) to take all actions necessary or advisable to cause the Lien created by such Security Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Agent and (iv) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(c) Notwithstanding the foregoing, no Foreign Subsidiary constituting a "controlled foreign corporation," as defined in Section 957 of the Code, shall be required to deliver any guaranty of the Loan Obligations or grant a security interest in any of its property to secure any such guaranty, and neither Borrower nor any of its Domestic Subsidiaries shall be required to pledge more than sixty-five percent (65%) (or other applicable greater percentage) of the voting equity securities of any such Foreign Subsidiary, and no Foreign Subsidiary shall be required to pledge any of the equity securities of its Subsidiaries that constitute Foreign Subsidiaries, as security for the Loan Obligations, to the extent, in any such case, such guaranty or granting, or a pledge of additional equity securities, would result in material and adverse tax consequences to Borrower under Section 956 of the Code as determined by Agent in its good faith determination.

(d) Notwithstanding anything to the contrary in this subsection 5.10, paragraphs (a) and (b) shall not apply to any property or Domestic Subsidiary created or acquired after the Closing Date, as applicable, to which the Agent has determined in advance and in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

(e) If the Borrower or any Subsidiary creates any initial or additional Lien pursuant to subsection 6.3(l) upon any of its property, assets or revenues to secure Indebtedness incurred under subsection 6.2(i), such Borrower or Subsidiary shall simultaneously (i) grant a first priority Lien on such property, assets or revenues to secure the Loan Obligations and (ii) shall enter into an intercreditor and subordination agreement with the to-be-holders of such Indebtedness and the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent. If any Subsidiary that is not a Guarantor guarantees the payment of Indebtedness incurred under subsection 6.2(i) of the Borrower or any Subsidiary, then such Subsidiary shall simultaneously become a party to a Security Agreement and a Guarantor.

5.11 Wells Fargo Accounts. Borrower shall, and shall cause its Subsidiaries to, no later than August 30, 2004, (i) close the Wells Fargo Cash Collateral Account or (ii) enter into a Deposit Account Control Agreement with Wells Fargo with respect to the Wells Fargo Cash Collateral Account.


5.12 Tax Returns. At the request of the Agent or the Required Lenders, the Borrower will deliver to the Lenders correct and complete copies of all United States federal, state, and foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Borrower and any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 2000, 2001, 2002, 2003 and all other taxable years ending prior to the Maturity Date.

5.13 Post Closing Deliverables. The Borrower shall deliver each item contained on Schedule 5.13 within the applicable time periods set forth therein.

SECTION 6. NEGATIVE COVENANTS

         The Borrower hereby agrees that, so long as any amount is owing to any Lender or the Agent hereunder or under any other Loan Document, the Borrower shall not, and (except with respect to subsection 6.1) shall not permit any of its Subsidiaries to, directly or indirectly:

6.1      Financial Condition Covenants.

(a) Leverage. Permit the Leverage Ratio at any time during any period set forth on Schedule 6.1(a) to be greater than the ratio set forth opposite such period specified on Schedule 6.1(a).

(b) Minimum Adjusted EBITDA. Permit Adjusted EBITDA for any period of four consecutive fiscal quarters ending on the date set forth on Schedule 6.1(b) to be less than the amount set forth opposite such period specified on Schedule 6.1(b).

(c) Fixed Charge Ratio. Permit for any period of four consecutive fiscal quarters ending on the date set forth on Schedule 6.1(c), the ratio of
         (a) Consolidated EBITDA for such period, minus Capital Expenditures (other than to the extent attributable to the incurrence of capital lease obligations or other Indebtedness) during such period minus taxes paid in cash during such period, to (b) Consolidated Fixed Charges for such period to be less than the amount set forth opposite such period specified on Schedule 6.1(c).

6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)      Indebtedness of the Borrower and its Subsidiaries under the Loan
         Documents;

(b) (i) unsecured Indebtedness of the Borrower owing to any Domestic Subsidiary which is a Loan Party, (ii) unsecured Indebtedness of any Domestic Subsidiary owing to the Borrower or any other Domestic Subsidiary which is a Loan Party, (iii) unsecured Indebtedness of any Foreign Subsidiary owing to the Borrower or any Domestic Subsidiary which is a Loan Party and (iv) unsecured Indebtedness of any Foreign Subsidiary owing to any other Foreign Subsidiary; provided, that (A) in any such case (other than as described in the foregoing clause (iv) to the extent the obligee or payee in respect thereof otherwise is not required to grant a security interest in its assets in accordance with
         Section 5.10(c)), upon the request of the Agent, the obligations of each obligor with respect to any such Indebtedness shall be evidenced by notes, which notes shall be pledged to Agent, for the benefit of Agent and Lenders, in accordance with, and enforceable under, applicable law as security for the Loan Obligations and have such other terms as Agent may require in its Permitted Discretion, and (B) the aggregate unpaid principal balance of all such Indebtedness otherwise permitted under clause (iii) shall not exceed $1,000,000 at any time outstanding (less, without duplication, the aggregate amount of all investments of the type described in clause (ii) of Section 6.9(d) made by the Borrower and its Domestic Subsidiaries in Foreign Subsidiaries of the Borrower);

(c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets pursuant to one or more Financing Leases in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $4,000,000 at any time outstanding, provided that such Indebtedness shall be created substantially simultaneously with the capitalization or recapitalization of such fixed or capital assets on the balance sheet of the Borrower and its Subsidiaries;

(d) Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date and listed on Schedule 6.2(d) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or interest thereon (other than with respect to any reasonable fees) or shorten any maturity or average life to maturity thereof and otherwise on substantially similar terms to such existing Indebtedness;

(e) Indebtedness of a Person which becomes a Subsidiary after the date hereof, provided that (i) such indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof, (ii) such indebtedness is in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $5,000,000 at any time outstanding and (iii) immediately after giving effect to the acquisition of such Person by the Borrower no Default or Event of Default shall have occurred and be continuing;

(f) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any other Loan Party which obligations are otherwise permitted under this Agreement;

(g) Indebtedness of the Borrower or any of its Subsidiaries in respect of worker's compensation claims, performance, bid and surety bonds and completion guarantees, in each case, in the ordinary course of business;

(h) Indebtedness of the Borrower or any of its Subsidiaries consisting of customary overdraft and similar protections in connection with deposit accounts;

(i) Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any time outstanding to the extent, prior to any such creation, incurrence, assumption or sufferance, the Borrower, the Subsidiaries, the to-be-holders of such Indebtedness and the Agent, for the benefit of the Lenders, shall have entered into an intercreditor and subordination agreement in form and substance satisfactory to the Agent;

(j) unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $1,000,000 at any time outstanding;

(k)      the Strategix Earnout;

(l) Indebtedness evidenced by the Wells Fargo Letter of Credit provided that all obligations of Borrower under the Wells Fargo Letter of Credit are terminated no later than August 30, 2004; and

(m) Convertible Notes Indebtedness not to exceed $72,000,000 in aggregate principal amount at any time outstanding (reduced from time to time by principal payments made, or deemed made as a result of conversion, thereon, the making of which remain subject to the terms of this Agreement) evidenced by the Convertible Notes.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the Permitted Discretion of Agent, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

(f) Liens in existence on the Closing Date listed on Schedule 6.3, securing Indebtedness permitted by subsection 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 6.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby shall be created or incurred substantially simultaneously with the capitalization or recapitalization of such fixed or capital assets on the balance sheet of the Borrower and its Subsidiaries, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired;

(h) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 6.2(e), provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation or any other Loan Party after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

(i)      Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased and any Lien arising from precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to and covering only equipment leased in accordance with any Loan Document (and such Lien does not apply to any additional property or assets of the Borrower or any Subsidiary);

(k) Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside, no material property is subject to a material risk of loss or forfeiture, the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;

(l) Liens securing Indebtedness of the Borrower or any of its Subsidiaries permitted under subsection 6.2(i), provided, that, (a) any such Lien shall only be permitted hereunder if the Leverage Ratio of the Borrower and its Subsidiaries calculated at the time of incurrence of such Indebtedness and after giving effect thereto and using Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters is less than 3.0:1.0; (b) the Borrower, the Subsidiaries, the to-be-holders of such Indebtedness and the Agent, for the benefit of the Lenders, shall have entered into an intercreditor and subordination agreement which subordinates such Liens to the Lien securing the Loan Obligations and otherwise is in form and substance satisfactory to the Agent; (c) the aggregate amount of Indebtedness secured by such Lien does not exceed (i) $2,500,000 if the Leverage Ratio at the time of such incurrence and after giving effect thereto is less than 3.0:1.0 and greater than or equal to 2.0:1.0 or (ii) $5,000,000 if the Leverage Ratio at the time of such incurrence and after giving effect thereto is less than 2.0:1.0; provided that for purposes of this subsection 6.3(l), the time of incurrence with respect to Indebtedness under any revolving credit facility shall be deemed to be the date such revolving credit facility was established and the amount incurred shall be the full committed amount of such revolving credit facility and (d) (i) no portion of the principal of such Indebtedness is stated to be payable or is required to be paid prior to the Maturity Date, (ii) the material terms, conditions and restrictive covenants contained in the instrument governing such Indebtedness, taken as a whole, are no less favorable to the Borrower or any of its Subsidiaries, as the case may be, than the terms, conditions and restrictive covenants contained in this Agreement and (iii) no Default or Event of Default shall be in effect at the time of or shall have occurred after giving effect to the incurrence of such Indebtedness;

(m) Liens on the Wells Fargo Cash Collateral Account securing Indebtedness of the Borrower permitted by subsection 6.2(k); and

(n) Liens consisting of precautionary UCC financing statement filings against Infocrossing West, Inc. (d/b/a Systems Management Specialists and f/k/a ITO Acquisition Corporation), Acxiom Corporation or Systems Management Specialists, Inc. with respect to specific items of leased equipment subject to leases that are obligations of Infocrossing West, Inc. as of the Closing Date.

6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except that, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default otherwise shall have occurred and be continuing:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or wholly owned Subsidiaries shall be the continuing or surviving corporation and is (or are), or simultaneously therewith shall become, a Guarantor or Guarantors and, if any such merger or consolidation involves any Domestic Subsidiary, a Domestic Subsidiary that is a Loan Party shall be the continuing or surviving corporation); it being agreed and understood that this paragraph (a) shall not constitute the consent to or approval of any Acquisition that otherwise is not permitted by the terms of this Agreement;

(b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower that is both a Loan Party and a Domestic Subsidiary; and

(c) the Borrower or any Subsidiary thereof may merge with any Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia in connection with a Permitted Acquisition; provided that if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation and, if such transaction involves any other Loan Party, the surviving person must be a Domestic Subsidiary and must become a Guarantor of the obligations of the Borrower hereunder; provided, that, subject to the other limitations herein set forth with respect to Foreign Subsidiaries, the Borrower or any Subsidiary of the Borrower may merge with any Person that is not organized or existing under the laws of the United States of America, any State thereof or the District of Columbia in connection with any Category 1 Permitted Acquisition.

6.5 Limitation on Sale of Assets. (i) Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired; or (ii) in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

(a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale or other disposition of any property in the ordinary course of business, provided that (other than inventory) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed 10% of consolidated total assets of the Borrower and its Subsidiaries as at the beginning of such twelve-month period;

(c)      the sale of inventory in the ordinary course of business;

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)      as permitted by subsection 6.4(b); and

(f) dispositions of equipment in exchange for other equipment of reasonably equivalent or greater value in the ordinary course of business.

6.6 Limitation on Amendments to Material Agreements. The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, except, in each case, for such amendments, modifications or waivers that could not be reasonably expected to effect any change materially adverse to the interests and rights of the Agent or the Lenders under any Loan Document; provided, that the Borrower and its Subsidiaries may amend such organizational documents for the purpose of a name change, provided the Borrower provides the Agent with not less than 15 Business Days' prior written notice thereof and executes and delivers, and causes any subject Subsidiary to execute and deliver, such agreements, documents and instruments as the Agent may request in its Permitted Discretion to ensure the continuation and preservation of all relevant Liens in favor of the Agent, for the benefit of the Agent and the Lenders.

6.7 Limitation on Dividends. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except

(i) any Subsidiary may make Restricted Payments to the Borrower or any Guarantor;

(ii) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional Capital Stock constituting Permitted Equity Securities;

(iii) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase its common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (iii) subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $500,000;

(iv) the Borrower may consummate non-cash repurchases of capital stock that occur or are deemed to occur upon the non-cash exercise of stock options and warrants; and

(v) for the avoidance of doubt, the Borrower may make regularly scheduled semi-annual payments of interest in respect of the Convertible Notes Indebtedness and may convert the Convertible Notes Indebtedness into shares of the Borrower's common stock in accordance with the terms of the Convertible Notes Indenture Documents (provided, that this provision shall not constitute any consent to a Change of Control).

6.8 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditures (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures in the ordinary course of business not exceeding, for each fiscal year of the Borrower set forth below, the amount set forth opposite such fiscal year set forth below:

                   Fiscal Year                                      Amount
                   -----------                                      ------
                   Fiscal Year 2004                              $7,000,000
                   Fiscal Year 2005                              $7,000,000
                   Fiscal Year 2006                              $7,000,000
                   Fiscal Year 2007                              $7,000,000
                   Fiscal Year 2008                              $7,000,000

provided, that (i) if at the end of any fiscal year of the Borrower, the amount specified pursuant to this section for such Capital Expenditures during such fiscal year exceeds the aggregate amount of Capital Expenditures made or incurred by the Borrower and its Subsidiaries on a consolidated basis during such fiscal year (the amount of such excess being referred to herein as the "Excess Amount"), the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the succeeding fiscal year (and only in such succeeding fiscal year) in an aggregate amount equal to the Excess Amount and
(ii) Capital Expenditures made pursuant to this subsection 6.8 during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above (without giving effect to amounts carried over from the prior fiscal year pursuant to clause (i) above) and second, in respect of the Excess Amount carried over from the prior fiscal year pursuant to clause (i) above.

6.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a)      extensions of trade credit in the ordinary course of business;

(b)      investments in Cash Equivalents;

(c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $100,000 at any one time outstanding;

(d) (i) investments by the Borrower and its Domestic Subsidiaries in the Borrower and/or Domestic Subsidiaries which are Loan Parties, (ii) investments by the Borrower and its Domestic Subsidiaries in Foreign Subsidiaries, and (iii) investments by Foreign Subsidiaries in other Foreign Subsidiaries; provided, that, (A) any investments constituting loans or extensions of credit shall be permitted under this paragraph
         (d) only to the extent otherwise permitted under subsection 6.2(b), and (B) the aggregate amount of all such investments described in the foregoing clause (ii) which do not constitute loans or extensions of credit shall not exceed $1,000,000 in the aggregate during the term of this Agreement (less, at any time and without duplication, the aggregate amount of all outstanding inter-company loans of the type described in clause (iii) of Section 6.2(b));

(e) investments in real property, equipment or other tangible assets useful in the Borrower's or the applicable Subsidiaries' business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) investments, loans and advances consisting of pay-in-kind interest on employee loans existing as of the date hereof;

(g) investments received in connection with the bankruptcy, reorganization or settlement of delinquent agreements or disputes with customers and suppliers, in each case, in the ordinary course of business; and

(h)      Permitted Acquisitions by the Borrower or any of its Subsidiaries.

6.10 Modifications of Documents. Amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of (a) any material Indebtedness or (b) any Acquisition Document, in each case, after the effective date thereof, except for such amendments, modifications or waivers that could not reasonably be expected to effect any change materially adverse to the interests and rights of the Agent or the Lenders under any Loan Document. Without limiting the generality of the foregoing, and anything contained herein to the contrary notwithstanding, the Company shall not amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of the Convertible Notes Indebtedness or the Convertible Notes Indenture Documents, except for such amendments, modifications, changes, consents or agreements that do not, will not and could not reasonably be expected to effect any change adverse to the interests, rights, remedies and/or claims of the Agent or any of the Lenders under any of the Loan Documents.

6.11 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is
(a) not prohibited under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

6.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

6.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.

6.14 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement, (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets securing such Indebtedness) and (c) any secured Indebtedness permitted under subsection 6.2(i), which agreement prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

6.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or which are directly related thereto.

6.16 Limitation on Foreign Subsidiaries, Location of Collateral. (i) Create, form, organize or permit to exist any Foreign Subsidiaries, including, without limitation, for purposes of consummating any acquisition, including any Acquisition or Permitted Acquisition; provided, that, the Borrower may form and permit to exist Foreign Subsidiaries (a) for purposes of consummating Category 1 Permitted Acquisitions and (b) for other legitimate business purposes to the extent, for purposes of this clause (b) (and, from and after the disbursement of the first Acquisition Advance, for purposes of the foregoing clause (a) as well), the aggregate amount of all contributions, advances and loans to all Foreign Subsidiaries are limited to the respective maximum amounts thereof otherwise permitted under subsections 6.2(b) and 6.9(d), as applicable.

                  (ii) Permit any Collateral at any time to be located outside of the continental United States.

6.17 Wells Fargo Accounts. Permit the aggregate amount on deposit in the Wells Fargo Cash Collateral Account to exceed $800,000 at any time.

6.18 Specific Restricted Payments. (i) Make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Convertible Notes Indebtedness other than regularly scheduled semi annual payments of interest in respect thereof, (ii) grant any Lien as security for any of the Convertible Notes Indebtedness or (iii) use the proceeds thereof for purposes other than (a) those permitted under the terms of this Agreement and
(ii) to repay any of the Loan Obligations subject to the terms of the First Amendment.

         Anything contained in this Section 6 to the contrary notwithstanding, no act, transaction or other action otherwise permitted under this Section 6 shall be permitted if such act, transaction or other action is prohibited or is otherwise not permitted under any of the Convertible Notes Indenture Documents and the Agent shall have the right, at any time, to require the Borrower to deliver a certificate executed by a Responsible Officer of the Borrower and otherwise in form and substance reasonably satisfactory to the Agent which certifies to the Agent and the Lenders that any such act, transaction or other action, at the time such act, transaction or other action is to be taken or consummated, is permitted under the Convertible Notes Indenture Documents. Furthermore, all covenants contained in each of the Convertible Notes Indenture Documents hereby are incorporated herein, mutatis mutandis, as if such covenants were set forth in this Agreement, and shall be deemed in addition to, and not in substitution of, the covenants contained in the Loan Documents.


SECTION 7. EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsections 5.1, 5.4(a), 5.5, 5.6, 5.7, 5.9, 5.11, 5.13 or Section 6 hereof; or

(d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, that a default, event or condition described in clause (i), or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $250,000; or

(f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than by reason of the express release thereof pursuant to the Security Documents); or

(j) The Borrower, any of its Subsidiaries or any of their respective executive managers shall be criminally indicted or convicted (x) of a felony or (y) under any law that could lead to a forfeiture of any material (as determined by Agent in its reasonable discretion) Collateral; or

(k)      The occurrence of any Material Adverse Effect; or

(l) Without limiting any of the foregoing, the occurrence and continuation of any default (beyond any applicable cure or grace period) under the Convertible Notes Indenture Documents or otherwise in respect of the Convertible Notes Indebtedness, or the exercise of any rights or remedies by any Person thereunder or in respect thereof due to the occurrence of any such default (beyond any applicable cure or grace period); the exercise of any put option or similar right by any Person in respect of the Convertible Notes Indebtedness (other than any right to convert Convertible Notes Indebtedness into common stock of Borrower); or the receipt of a default notice by the Borrower from the trustee or any other Person under the Convertible Notes Indenture Documents;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Without limiting the foregoing, upon the occurrence and during the continuance of any Event of Default, the Agent may, and shall at the request of the Required Lenders, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, applicable law (including, without limitation, the Uniform Commercial Code) or otherwise. Notwithstanding anything to contrary contained in this Agreement, payments collected or received after the occurrence and during the continuation of an Event of Default shall be applied as follows:

                  first, to payment of costs and expenses, including attorneys' fees, of Agent payable or reimbursable by Borrower or any other Loan Party under the Loan Documents;

                  second, to payment of attorneys' fees of Lenders payable or reimbursable by Borrower or any other Loan Party under the Loan Documents;

                  third, to payment of all accrued unpaid fees (including fees payable to Agent) and interest then due and owing on the Loan Obligations;

                  fourth, to payment of principal of the Loan Obligations;

                  fifth, to payment of any other amounts owing constituting Loan Obligations; and

                  sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

         In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Agent and Lenders shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third, fourth and fifth above.

         Notwithstanding anything to the contrary contained in this Agreement, if Borrower or any other Loan Party defaults in the observance or performance of any agreement or covenant contained in Section 5 or Section 6 hereof (excluding
(i) any default under clause (a) of this Section 7 resulting from the failure of any Loan Party to make a payment in respect of any Loan Obligation that otherwise is due and payable or (ii) any default under clause (c) of this
Section 7 resulting from the failure of any of the conditions precedent applicable to any Category 1 Permitted Acquisition set forth herein to have been satisfied) prior to the date any Acquisition Advance shall have been disbursed, no Default or Event of Default shall be deemed to have occurred as a result thereof during such prior period (each such non-excluded default, a "Non-Excluded Event"); it being agreed and understood that, (x) prior to the date of the disbursement of any Acquisition Advance, any default (A) under clause (a) of this Section 7 resulting from the failure of any Loan Party to make a payment in respect of any Loan Obligation that otherwise is due and payable or (B) under clause (c) of this Section 7 resulting from the failure of any of the conditions precedent applicable to any Category 1 Permitted Acquisition set forth herein to have been satisfied shall constitute an Event of Default and (y) for the avoidance of doubt, each Non-Excluded Event shall have been cured or waived in writing by the Agent and the Lenders in accordance with the terms hereof as a condition to the making of any Acquisition Advance or the consummation of any Category 2 Permitted Acquisition or Category 3 Permitted Acquisition.

SECTION 8. THE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it.

8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its members, partners, officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, make investments in, hold equity interest in, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

8.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Agent hereunder. Effective upon such appointment and approval, the term "Agent" shall mean such successor agent, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or
(b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all the Lenders or (iii) amend, modify or waive any provision of Section 8 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

    The Borrower:             Infocrossing, Inc.
                              2 Christie Heights Street
                              Leonia, New Jersey  07605
                              Attention:  Nicholas J. Letizia, Esq., Senior Vice
                              President and General Counsel
                              Fax:  (201) 840-7126
                              E-Mail: NLetizia@INFOCROSSING.com

    The Agent:                CapitalSource Finance LLC
                              4445 Willard Avenue, 12th Floor
                              Chevy Chase, Maryland 20815
                              Attention:  Portfolio Manager
                              Telephone:  (301) 841-2700
                              FAX:  (301) 841-2360
                              E-Mail: kelias@capitalsource.com


                  ; provided that any notice, request or demand to or upon the Agent or the Lenders shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agent and each Lender and their Affiliates for all their costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and each Lender and their Affiliates (the Loan Parties expressly agreeing that their obligations include reasonable charges of in-house counsel of Agent and the Lenders for such work commensurate with the reasonable fees that would otherwise be charged by outside legal counsel for the work performed), provided, that, from and after the Closing Date, such reimbursement for legal fees shall be limited to the fees and disbursements of one primary counsel except as provided in clause (b) of this subsection 9.5, (b) to pay or reimburse each Lender and the Agent and their Affiliates for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agent, (c) to pay, indemnify, and hold each Lender and the Agent and their Affiliates and the respective members, partners, directors, officers, employees, agents and advisors of such Person and such Person's Affiliates harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent and their Affiliates and the respective members, partners, directors, officers, employees, agents and advisors of such Person and such Person's Affiliates harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, any Acquisition Document, any Permitted Acquisition and any such other documents, including, without limitation, any of the foregoing relating to any Environmental Claims or noncompliance with Environmental Laws applicable to the operations of the Borrower, any of its Subsidiaries or any of the Borrower Property (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities to the extent determined in the final non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Agent or any such Lender. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 9.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.7, 2.8 and 2.9 (Requirements of Law, Taxes and Indemnity) with respect to its participation in the Loans from time to time as if it was a Lender; provided that, in the case of subsection 2.8 (Taxes), such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may at any time and from time to time assign to one or more Eligible Assignees (provided, that, (i) if no Default or Event of Default exists, Borrower shall have consented to such assignment, which consent shall not be unreasonably withheld, delayed or conditioned (and provided that no such consent shall be required in respect of any assignment to another Lender, an Affiliate of a Lender or a Related Fund regardless of whether or not a Default or an Event of Default exists), and (ii) nothing herein contained shall limit the generality of the last sentence of this paragraph (c)) (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Agent) and delivered to the Agent for its acceptance and recording in the Register, provided that, in the case of any such assignment to any Person other than an Affiliate of a Lender, the sum of the aggregate principal amount of the Loans being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans remaining with the assigning Lender are each not less than 5% of the aggregate principal amount of the Loans then outstanding (or such lesser amount as may be agreed to by the Borrower and the Agent). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance,
         (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). At the request of the Assignee and/or the assigning Lender, new Notes shall be executed and delivered by the Borrower for any assignment. Anything contained in the Loan Documents to the contrary notwithstanding, (i) CapitalSource Finance LLC and its Affiliates shall not be required to execute and deliver any Assignment and Acceptance in connection with any transaction involving its Affiliates or its or its Affiliates' lenders or funding or financing sources, (ii) no lender to or Affiliate, funding or financing source of CapitalSource Finance LLC or its Affiliates shall be considered a Lender hereunder, and (iii) there shall be no limitation or restriction on the ability of CapitalSource Finance LLC, any of its Affiliates or any of its or its Affiliates' lenders or funding or financing sources to assign or otherwise transfer any Loan Document, Commitment or Loan Obligation; provided, however, CapitalSource Finance LLC shall continue to be liable as a "Lender" under the Loan Documents unless such Affiliate, lender or funding or financing source executes an Assignment and Acceptance and becomes a "Lender."

(d) The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in subsection 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders the principal amount(s) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Except as provided in the penultimate sentence of subsection 9.6(c), any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment of any Loan or other obligation hereunder evidenced by a Note shall be effective only if effected by the surrender of the Note to the Borrower (or other acceptable affidavit of lost or misplaced Note from the applicable Lender).

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) together with payment to the Agent of a registration and processing fee of $4,000, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

9.7 Adjustments; Set-off. (a) If any Lender (a "benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. The Term Sheet between Borrower and CapitalSource Finance LLC dated June 21, 2004 is superseded hereby and of no further force and effect, and neither party shall have any further obligations thereunder.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 9.2 or at such other address of which the Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction;

(e) agrees that any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Loan Obligations, any Loan Document or any related agreement shall be brought only in courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

9.13     Acknowledgements.  The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15 Confidentiality. Each of the Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower or any Subsidiary pursuant to this Agreement that is designated in writing by the Borrower or such Subsidiary as confidential; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (i) to the Agent, any other Lender or any Affiliate, lender or funding or financing source of any of the foregoing, (ii) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (iii) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over it, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or in connection with the exercise of rights and remedies after the occurrence and during the continuation of any Event of Default, (vi) that has been publicly disclosed other than in breach of this Section, and (vii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender. The Loan Parties agree that the Agent or any Affiliate of the Agent may, subject to the approval of the Borrower which approval shall not be unreasonably withheld, delayed or conditioned, (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use any Loan Party's name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

         The Loan Parties agree, and agree to cause each of their respective Affiliates, (i) except to the extent required by applicable laws or regulations (in which case each Loan Party shall, and shall cause its Affiliates to, request confidential treatment of such information to the extent permitted by applicable law), not to transmit or disclose any provision of any Loan Document to any Person (other than to such Person's directors, advisors, counsel, accountants and officers on a need-to-know basis) without Agent's prior written consent, which consent shall be granted or withheld in its Permitted Discretion, and (ii) to inform all such Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person. Agent reserves the right to review and approve all materials that the Loan Parties or any of their Affiliates prepare that contain Agent's or any Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the loan transactions contemplated thereby. The Loan Parties shall not, and shall not permit any of their Affiliates to, use either Agent's or any Lender's name (or the name of any of Agent's or any Lenders' Affiliates) in connection with any of its business operations. Notwithstanding anything to the contrary herein, Borrower may disclose the Lenders' names, the aggregate principal amount of the Loans outstanding and other principal terms of such Loans (and, with respect to securities law requirements as described in clause (y) below, copies of Loan Documents) to (x) its shareholders and other equity owners and prospective purchasers of debt or equity securities of Borrower so long as Borrower informs such prospective purchasers of the confidential nature of such information and such prospective purchasers agree in writing not to disclose the same to any other Person and to be bound by the confidentiality provisions of this Agreement and (y) Governmental Authorities regulating its business (including, without limitation, the SEC and reporting requirements under applicable securities laws) and otherwise in connection with disclosures required by Governmental Authorities (including, without limitation, the SEC) in accordance with and as required by applicable legal requirements. Nothing contained in any Loan Document is intended to permit or authorize any Loan Party or any of its Affiliates to contract on behalf of Agent or any Lender.

9.16     Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any disposition of property permitted by the Loan Documents, the Agent shall take such actions as shall be required to release its security interest in any Collateral being disposed of in such disposition, and to release any Guarantee Obligations under any Loan Document of any Person being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Loan Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been indefeasibly paid in full in cash and all Commitments have terminated or expired, upon request of the Borrower, the Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Documents. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.17 Headings. Article and section headings contained in this Agreement are for convenience only and shall be given no effect in the construction of this Agreement.

      [Remainder of page intentionally left blank; signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                      INFOCROSSING, INC.

                      By: /s/ ZACH LONSTEIN
                          -----------------
                      Name: Zach Lonstein
                      Title: Cheif Executive Officer

                      CAPITALSOURCE FINANCE LLC, as Agent and as a Lender

                      By: /s/ JOSEPH TURITZ
                          -----------------
                      Name: Joseph Turitz
                      Title: General Counsel

                                   SCHEDULE I

                               Lenders' Addresses

CapitalSource Finance LLC

CAPITALSOURCE FINANCE LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention:  Portfolio Manager
Telephone:  (301) 841-2700
FAX:  (301) 841-2360
E-Mail: kelias@capitalsource.com

Wire Instructions:

Bank:                      Bank of America, Baltimore, MD
Account:                   003939396662
ABA:                       026009593
Account Name:              CapitalSource Funding LLC - CFG
Reference:                 Infocrossing - Acquisition Facility

                                  SCHEDULE 2.1

                              LENDERS' COMMITMENTS

Acquisition Advances

================================================== ============================== ====================================

                     LENDER                                 COMMITMENT                      PRO RATA SHARE
-------------------------------------------------- ------------------------------ ------------------------------------

            CapitalSource Finance LLC                       $25,000,000                          100%

-------------------------------------------------- ------------------------------ ------------------------------------

                     TOTALS                                 $25,000,000                          100%

================================================== ============================== ====================================


Interest Reserve Commitments

================================================== ============================== ====================================
                     LENDER                                 COMMITMENT                      PRO RATA SHARE

-------------------------------------------------- ------------------------------ ------------------------------------

            CapitalSource Finance LLC                        $625,000                            100%

-------------------------------------------------- ------------------------------ ------------------------------------

                     TOTALS                                  $625,000                            100%

================================================== ============================== ====================================

                                  Schedule 2.2

         Payment of the outstanding principal balance of the Acquisition Term Loan shall be made on each of the monthly payment dates indicated below in the respective amounts set forth below:

   Payment Date              Percentage of the Principal Balance Outstanding as
                                    of the Acquisition Conversion Date
   July 1, 2007                                      2.50%
   August 1, 2007                                    2.50%
   September 1, 2007                                 2.50%
   October 1, 2007                                   2.50%
   November 1, 2007                                  2.50%
   December 1, 2007                                  2.50%
   January 1, 2008                                   2.50%
   February 1, 2008                                  2.50%
   March 1, 2008                                     2.50%
   April 1, 2008                                     2.50%
   May 1, 2008                                       2.50%
   June 1, 2008                                      2.50%
   July 1, 2008                                      2.50%
   August 1, 2008                                    2.50%
   September 1, 2008                                 2.50%
   October 1, 2008                                   2.50%
   November 1, 2008                                  2.50%
   December 1, 2008                                  2.50%
   January 1, 2009                                   2.50%
   February 1, 2009                                  2.50%
   March 1, 2009                                     2.50%
   March 15, 2009                          Remaining Principal Balance


         The unpaid principal amount of the Acquisition Term Loan and all other Loan Obligations shall be due and payable in full, and the related Notes shall mature, if not earlier in accordance with this Agreement, on the Maturity Date.

                                  Schedule 5.13

                            Post Closing Deliverables


1. Before the earlier to occur of (i) August 30, 2004 or (ii) the date any Acquisition Advance is made to Borrower, Borrower shall take the actions required pursuant to subsection 5.11.

2. As soon as possible, but in any event, before any Acquisition Advance is made to Borrower, Borrower shall deliver a landlord waiver and consent in form and substance reasonably acceptable to Agent for its leased real property located in Brea, California, and so long as Borrower fails to obtain such landlord waiver and consent, Agent shall have the right, in its sole and absolute discretion, to charge Borrower a fully earned collateral agent's fee of $5,000 per month, payable on the first day of each month hereafter.

3. Before the earlier to occur of (i) thirty (30) days after the Closing Date or (ii) the date any Acquisition Advance is made to Borrower, Borrower shall deliver a good standing certificate issued by the New Jersey Secretary of State for ETG, Inc.

4. Before the earlier to occur of (i) thirty (30) days after the Closing Date or (ii) the date any Acquisition Advance is made to Borrower, Borrower shall deliver a Deposit Account Control Agreement with respect to all accounts maintained by any Loan Party at Bank of America.

5. Before the earlier to occur of (i) thirty (30) days after the Closing Date or (ii) the date any Acquisition Advance is made to Borrower, Borrower shall deliver evidence that all tax liens encumbering assets of any Loan Party have been released.
1.

                                 Schedule 6.1(a)

                                 Leverage Ratio


       Fiscal quarter ended                           Ratio
       ---------------------                          -----
           June 30, 2004                         2.50 to 1.00
         September 30, 2004                      2.50 to 1.00
         December 31, 2004                       2.50 to 1.00
           March 31, 2005                        2.50 to 1.00
           June 30, 2005                         2.50 to 1.00
         September 30, 2005                      2.50 to 1.00
         December 31, 2005                       2.50 to 1.00
           March 31, 2006                        2.50 to 1.00
           June 30, 2006                         2.50 to 1.00
         September 30, 2006                      2.25 to 1.00
         December 31, 2006                       2.25 to 1.00
           March 31, 2007                        2.25 to 1.00
           June 30, 2007                         2.25 to 1.00
         September 30, 2007                      2.00 to 1.00
         December 31, 2007                       2.00 to 1.00
           March 31, 2008                        2.00 to 1.00
           June 30, 2008                         2.00 to 1.00
         September 30, 2008                      1.75 to 1.00
         December 31, 2008                       1.75 to 1.00
The last day of each Fiscal Quarter              1.75 to 1.00
             thereafter

                                 Schedule 6.1(b)

                             Minimum Adjusted EBITDA


       Fiscal quarter ended                           Amount*
       ---------------------                          ------
           June 30, 2004                         $10,500,000
         September 30, 2004                      $12,000,000
         December 31, 2004                       $14,000,000
           March 31, 2005                        $16,000,000
           June 30, 2005                         $18,500,000
         September 30, 2005                      $20,000,000
         December 31, 2005                       $21,000,000
           March 31, 2006                        $22,000,000
           June 30, 2006                         $22,000,000
         September 30, 2006                      $22,000,000
         December 31, 2006                       $22,000,000
           March 31, 2007                        $25,000,000
           June 30, 2007                         $25,000,000
         September 30, 2007                      $25,000,000
         December 31, 2007                       $25,000,000
           March 31, 2008                        $25,000,000
           June 30, 2008                         $25,000,000
         September 30, 2008                      $25,000,000
         December 31, 2008                       $25,000,000
The last day of each Fiscal Quarter              $25,000,000
           thereafter


After the consummation of each Permitted Acquisition of a Target, the amount of Minimum Adjusted EBITDA required for each fiscal quarter ending after the date such Permitted Acquisition is consummated shall be deemed increased by seventy percent (70%) of such Target's Pro Forma EBITDA.

                                 Schedule 6.1(c)

                               Fixed Charge Ratio

       Fiscal quarter ended                               Ratio

           June 30, 2004                         1.25 to 1.00
         September 30, 2004                      1.25 to 1.00
         December 31, 2004                       1.25 to 1.00
           March 31, 2005                        1.25 to 1.00
           June 30, 2005                         1.25 to 1.00
         September 30, 2005                      1.25 to 1.00
         December 31, 2005                       1.25 to 1.00
           March 31, 2006                        1.25 to 1.00
           June 30, 2006                         1.25 to 1.00
         September 30, 2006                      1.25 to 1.00
         December 31, 2006                       1.25 to 1.00
           March 31, 2007                        1.25 to 1.00
           June 30, 2007                         1.25 to 1.00
         September 30, 2007                      1.25 to 1.00
         December 31, 2007                       1.25 to 1.00
           March 31, 2008                        1.25 to 1.00
           June 30, 2008                         1.25 to 1.00
         September 30, 2008                      1.25 to 1.00
         December 31, 2008                       1.25 to 1.00
The last day of each Fiscal Quarter              1.25 to 1.00
             thereafter